                                                                 EXECUTION COPY
















                            STOCK PURCHASE AGREEMENT


                                  by and among


                       MARKETING SPECIALISTS SALES COMPANY
                                    as Buyer


                         THE SALES FORCE COMPANIES, INC.
                                 as the Company


                                       and


                         THE STOCKHOLDERS OF THE COMPANY




                               As of March 2, 2000

                            STOCK PURCHASE AGREEMENT

                                      INDEX



                                                                                                               PAGE
                                                                                                               ----
SECTION 1.    SALE OF SHARES AND PURCHASE PRICE.................................................................. 1
     1.1      TRANSFER OF COMPANY SHARES......................................................................... 1
     1.2      PURCHASE PRICE AND PAYMENT......................................................................... 1
     1.3      TIME AND PLACE OF CLOSING.......................................................................... 3
     1.4      FURTHER ASSURANCES................................................................................. 3
     1.5      TERMINATION OF ESOT................................................................................ 3
     1.6      SPIN-OFF OF PRISM AND PMG.......................................................................... 3
     1.7      TRANSFER TAXES..................................................................................... 5
     1.8      NON-ESOT STOCKHOLDERS' REPRESENTATIVE.............................................................. 5
     1.9      ESCROW DEPOSIT..................................................................................... 7

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
              STOCKHOLDERS OTHER THAN THE ESOT................................................................... 7
     2.1      MAKING OF REPRESENTATIONS AND WARRANTIES........................................................... 7
     2.2      ORGANIZATION AND QUALIFICATIONS OF THE COMPANY..................................................... 7
     2.3      CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP................................................. 8
     2.4      SUBSIDIARIES; ACQUISITIONS......................................................................... 8
     2.5      AUTHORITY OF THE COMPANY AND THE STOCKHOLDERS...................................................... 9
     2.6      NO CONFLICTS....................................................................................... 9
     2.7      REAL AND PERSONAL PROPERTY........................................................................ 10
     2.8      FINANCIAL STATEMENTS.............................................................................. 12
     2.9      TAXES............................................................................................. 14
     2.10     COLLECTIBILITY OF ACCOUNTS RECEIVABLE............................................................. 15
     2.11     INVENTORIES....................................................................................... 16
     2.12     ABSENCE OF CERTAIN CHANGES........................................................................ 16
     2.13     ORDINARY COURSE................................................................................... 18
     2.14     APPROVALS; CONSENTS............................................................................... 18
     2.15     BANKING RELATIONS................................................................................. 18
     2.16     INTELLECTUAL PROPERTY............................................................................. 18
     2.17     YEAR 2000......................................................................................... 20
     2.18     CONTRACTS......................................................................................... 21
     2.19     LITIGATION........................................................................................ 22
     2.20     COMPLIANCE WITH LAWS.............................................................................. 23
     2.21     INSURANCE......................................................................................... 23
     2.22     POWERS OF ATTORNEY................................................................................ 23
     2.23     FINDER'S FEE...................................................................................... 23
     2.24     PERMITS; BURDENSOME AGREEMENTS.................................................................... 23
     2.25     CORPORATE RECORDS; COPIES OF DOCUMENTS............................................................ 23
     2.26     TRANSACTIONS WITH INTERESTED PERSONS.............................................................. 24
     2.27     EMPLOYEE BENEFIT PROGRAMS......................................................................... 24
     2.28     ENVIRONMENTAL MATTERS............................................................................. 27


     2.29     LIST OF DIRECTORS AND OFFICERS.................................................................... 28
     2.30     EMPLOYEES; LABOR MATTERS.......................................................................... 29
     2.31     PRINCIPALS........................................................................................ 29
     2.32     ABSENCE OF IMPROPER PAYMENTS...................................................................... 31
     2.33     TRANSFER OF SHARES................................................................................ 31
     2.34     STOCK REPURCHASE.................................................................................. 31
     2.35     DISCLOSURE........................................................................................ 31

SECTION 3.    COVENANTS OF THE COMPANY AND THE STOCKHOLDERS..................................................... 32
     3.1      MAKING OF COVENANTS AND AGREEMENTS................................................................ 32
     3.2      COOPERATION....................................................................................... 32
     3.3      CONSENTS.......................................................................................... 32
     3.4      NOTICE OF DEFAULT................................................................................. 32
     3.5      CONDUCT OF BUSINESS............................................................................... 32
     3.6      ACQUISITION PROPOSALS............................................................................. 34
     3.7      TRANSFERS OF SHARES; VOTING....................................................................... 34
     3.8      CONFIDENTIALITY................................................................................... 35
     3.9      TAX RETURNS....................................................................................... 35
     3.10     OPTIONS AND OTHER RIGHTS.......................................................................... 35
     3.11     CONSUMMATION OF AGREEMENT......................................................................... 35
     3.12     FEES AND EXPENSES................................................................................. 35

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER........................................................... 36
     4.1      MAKING OF REPRESENTATIONS AND WARRANTIES.......................................................... 36
     4.2      ORGANIZATION OF BUYER............................................................................. 36
     4.3      AUTHORITY OF BUYER................................................................................ 36
     4.4      LITIGATION........................................................................................ 36
     4.5      FINDER'S FEE...................................................................................... 36
     4.6      NO CONFLICTS...................................................................................... 36
     4.7      REPORTS AND FINANCIAL STATEMENTS.................................................................. 37

SECTION 5.    COVENANTS OF BUYER................................................................................ 37
     5.1      MAKING OF COVENANTS AND AGREEMENTS................................................................ 37
     5.2      CONSENTS.......................................................................................... 37
     5.3      COMPETITOR PROPOSALS.............................................................................. 37
     5.4      COOPERATION....................................................................................... 38
     5.5      NOTICE OF DEFAULT................................................................................. 38
     5.6      CONFIDENTIALITY................................................................................... 38

SECTION 6.    CONDITIONS........................................................................................ 38
     6.1      CONDITIONS TO THE OBLIGATIONS OF BUYER............................................................ 38
     6.2      CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS..................................... 41

                                                       (ii)


SECTION 7.    TERMINATION OF AGREEMENT; RIGHTS TO PROCEED....................................................... 42
     7.1      TERMINATION....................................................................................... 42
     7.2      EFFECT OF TERMINATION............................................................................. 43
     7.3      RIGHT TO PROCEED.................................................................................. 43

SECTION 8.    RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING...................................................... 43
     8.1      SURVIVAL OF WARRANTIES............................................................................ 43

SECTION 9.    INDEMNIFICATION................................................................................... 43
     9.1      INDEMNIFICATION BY THE STOCKHOLDERS............................................................... 43
     9.2      LIMITATIONS ON INDEMNIFICATION BY THE STOCKHOLDERS................................................ 45
     9.3      INDEMNIFICATION BY BUYER.......................................................................... 46
     9.4      LIMITATION ON INDEMNIFICATION BY BUYER............................................................ 46
     9.5      NOTICE; DEFENSE OF CLAIMS......................................................................... 46
     9.6      SATISFACTION OF STOCKHOLDER INDEMNIFICATION OBLIGATIONS........................................... 47

SECTION 10.    DEFINITIONS...................................................................................... 48

SECTION 11.    MISCELLANEOUS.................................................................................... 52
     11.1     FEES AND EXPENSES................................................................................. 52
     11.2     GOVERNING LAW..................................................................................... 52
     11.3     NOTICES........................................................................................... 52
     11.4     ENTIRE AGREEMENT.................................................................................. 53
     11.5     ASSIGNABILITY; BINDING EFFECT..................................................................... 53
     11.6     EXECUTION IN COUNTERPARTS......................................................................... 54
     11.7     AMENDMENTS........................................................................................ 54
     11.8     PUBLICITY AND DISCLOSURES......................................................................... 54
     11.9     DISPUTE RESOLUTION; CONSENT TO JURISDICTION....................................................... 54
     11.10    CONSENT TO JURISDICTION........................................................................... 55
     11.11    SPECIFIC PERFORMANCE.............................................................................. 55
     11.12    NO THIRD-PARTY BENEFICIARIES...................................................................... 56
     11.13    SEVERABILITY...................................................................................... 56
     11.14    NO STOCK RESTRICTIONS............................................................................. 56








                                                      (iii)

LIST OF EXHIBITS AND SCHEDULES



Exhibit A:        List of Stockholders, Stockholdings and Consideration to be Paid
Exhibit B:        Form of Indemnification Escrow Agreement
Exhibit B-1       Form of Purchase Agreement Escrow
Exhibit C:        Form of Promissory Note
Exhibit D:        Form of Opinion of Counsel for the Company and the Stockholders
Exhibit E:        Form of Opinion of Counsel for the ESOT
Exhibit F:        Form of Employment and Noncompetition Agreement
Exhibit G:        Form of General Release



Schedule

              1.2(b)    Liabilities and Working Capital
              1.6       Customers of Prism and PMG
              2.2       Organization and Qualifications of the Company
              2.3       Capital Stock of the Company; Beneficial Ownership
              2.4(a)    Subsidiaries; Acquisitions
              2.4(b)    Acquisition Rights
              2.6       No Conflicts
              2.7(a)    Real Property
              2.7(b)    Personal Property
              2.8       Financial Statements
              2.8(d)    Projections of Commission Revenues
              2.8(e)    Automobile Expenses
              2.8(f)    Compensation
              2.9       Taxes
              2.10      Collectibility of Accounts Receivable
              2.11      Inventories
              2.12      Absence of Certain Changes
              2.14      Approval; Consents
              2.15      Banking Relations
              2.16      Intellectual Property and Intellectual Property Rights
              2.18      Contracts, etc.
              2.19      Litigation
              2.20      Compliance with Laws
              2.21      Insurance
              2.24      Permits, Burdensome Agreements
              2.26      Transactions with Interested Persons
              2.27      Employee Benefit Programs
              2.28      Environmental Matters
              2.29      List of Officers and Directors
              2.30      Employees; Labor Matters
              2.31      Principals

                                            (iv)


              2.31(f)   Annual Commission Revenues
              2.32      Promotional Funds
              2.34      Stock Repurchase
              4.6       No Conflicts
              6.1(k)    Employment and Noncompetition Agreements


























                                            (v)

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") entered into as of March 2, 2000 by and among Marketing Specialists Sales Company, a Texas corporation ("Buyer"), The Sales Force Companies, Inc., an Indiana corporation (the "Company"), and the holders of the Company's capital stock listed on EXHIBIT A hereto, such stockholders being herein collectively referred to as the "Stockholders" and individually as a "Stockholder."

                               W I T N E S S E T H

         WHEREAS, the Stockholders own, or will own as of the Closing (as defined in Section 1.3 hereof, of record and beneficially all of the issued and outstanding shares (the "Company Shares") of the common stock, par value $0.50 per share (the "Common Stock"), of the Company; and

         WHEREAS, the Stockholders desire to sell all of the Company Shares to Buyer, and Buyer desires to acquire all of the Company Shares.

         NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.        SALE OF SHARES AND PURCHASE PRICE.

         1.1 TRANSFER OF COMPANY SHARES. In consideration of and in reliance upon the representations, warranties and covenants contained herein and upon the terms and subject to the conditions set forth in this Agreement, Buyer hereby purchases, and each Stockholder hereby sells, assigns, conveys, transfers and delivers to Buyer all of such Stockholder's right, title and interest in any and all of the Company Shares owned beneficially or of record by such Stockholder free and clear of any and all liens, encumbrances, charges, claims or adverse interests of any kind. At the Closing, each Stockholder shall deliver or cause to be delivered to Buyer certificates representing all of the Company Shares owned by such Stockholder, as set forth in EXHIBIT A attached hereto. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such signature guarantees and such other documents as may be reasonably required by Buyer to effect a valid transfer of such Company Shares by such Stockholder in accordance with this Agreement. Each Stockholder by execution of this Agreement hereby appoints Buyer as his attorney-in-fact to effectuate transfer of the Company Shares at the Closing.

         1.2      PURCHASE PRICE AND PAYMENT.

                  (a) In consideration of the sale by the Stockholders to Buyer of the Company Shares and in reliance upon the representations and warranties of the Company and the Stockholders herein contained and made at the Closing and subject to the satisfaction of all of the conditions contained herein, Buyer agrees that, subject to Section 1.2(b) hereof, it will: (i) pay (i) $5,020,324 in cash at the Closing to the Company's Employee Stock Ownership Trust (the "ESOT"), (ii) deliver to the Escrow Agent $750,000, subject to reduction as set forth in Section 1.2(b) below (the "Escrow Amount"), to be held by the Escrow Agent pursuant to and in accordance with the terms of the Indemnification Escrow Agreement to be executed by the ESOT substantially in the form attached hereto as EXHIBIT B (the "Indemnification Escrow Agreement") and (iii) deliver to each Stockholder, other than the ESOT, a junior subordinated promissory note in the principal amount specified in EXHIBIT A (the "Notes") substantially in the form attached hereto as EXHIBIT C (the amounts specified in clauses (i), (ii) and (iii) of this sentence, the "Purchase Price"). The aggregate amount of the Notes is $7,459,920.

                  (b) The Purchase Price will be increased or decreased, as appropriate, dollar-for-dollar to the extent that, as of the Closing: (x) the long-term liabilities and the present value (assuming an 8% discount rate) of the off-balance-sheet liabilities of the Company and its Subsidiaries (as defined in Section 2.4 hereof) in the aggregate are more or less than $12.8 million ("Liabilities") or (y) the working capital of the Company (calculated on the basis of unrestricted cash) is more or less than $1.5 million ("Working Capital") (either clause (x) or (y) or both may give rise to an adjustment in the Purchase Price). The Purchase Price will be decreased dollar-for-dollar to the extent that, as of the Closing, the Company has less than $2.4 million of unrestricted cash. Unrestricted cash means cash, cash equivalents and marketable securities not subject to any restrictions as to their application. At least two (2) business days prior to the Closing the Company and Buyer shall prepare a statement to be attached hereto as SCHEDULE 1.2(b) which sets forth the Liabilities, Working Capital, unrestricted cash and the amount of any adjustment to the Purchase Price, each as estimated as of the Closing
Date. The Purchase Price adjustment shall be calculated based on the balance sheet of the Company as of a date not more than seven (7) days prior to the Closing Date. The Purchase Price will be increased or decreased, as appropriate, as of the Closing Date in accordance with SCHEDULE 1.2(b). Any decrease in the Purchase Price pursuant to this Section 1.2(b) which is allocable to the ESOT shall not exceed $750,000 and will reduce the Escrow Amount by an amount equal to the decrease in Purchase Price allocable to the ESOT. The pay off amounts due to LaSalle National Bank, LaSalle National Leasing Corporation and the cost of the letter of credit for the ESOT as of the Closing will not reduce the amount of unrestricted cash of the Company for purposes of this Section 1.2(b) but will be considered Liabilities for purposes of this Section 1.2(b). The Prism Tax Reserve (as defined in Section 1.6(h)) shall not be included in the calculation of Working Capital or unrestricted cash for purposes of this Section 1.2(b). Any upward Purchase Price adjustment pursuant to this Section 1.2 shall be payable in cash in the case of payments to be made to the ESOT within ninety (90) days after the Closing and, in the case of any other Stockholder, will be pro rata in accordance with each Stockholder's respective equity interests in the Company. Any such increase in the Purchase Price payable to a Stockholder other than the ESOT will be payable by delivery of a replacement Note in exchange for the Note then held by such Stockholder. The principal amount of such replacement Note will be equal to the sum of the principal amount outstanding under the Note then held by such Stockholder plus the additional purchase price allocable to such Stockholder pursuant to this Section 1.2(b). In all other respects the terms of the replacement Note shall be the same as the terms of the prior Note.

                  (c) In addition, in the event that within one year following the Closing the Company or Buyer or any affiliate of the Company is appointed to represent Colgate and/or Schering-Plough and such appointment(s) results in incremental annualized commission revenue of at least $3.5 million in the year following the date of such appointment (it being understood that the commission revenue resulting from the Company's and Buyer's existing Colgate and Schering-Plough business as of the Closing shall be excluded from the calculation of such commission revenues), the Purchase Price shall be increased by $2.2 million, to be allocated among the Stockholders other than the ESOT as set forth on EXHIBIT A hereto, payable in the form of a junior subordinated promissory note substantially in the form attached hereto as EXHIBIT C after the date of such appointment. Further, in the event that following the Closing the Buyer sells all of the capital stock or all or substantially all of the assets of the Company, Marketing Specialists Corporation or Buyer to a purchaser that has annual revenues in excess of $1 billion for the year preceding such sale, the present value (assuming a 9% discount rate) of all amounts not yet paid to the Stockholders shall become immediately due and payable upon the consummation of such sale.

                  (d) In the event that the Non-ESOT Stockholders' Representative (as defined in Section 1.8(a)) notifies Buyer in writing that the Notes have been deposited with a central collection agency, Buyer shall use commercially reasonable efforts to make all payments under the Notes to such central collection agency in accordance with the instructions of the Stockholders' Representative.

         1.3 TIME AND PLACE OF CLOSING. The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be held at 10:00 a.m. on April 14, 2000 at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109 or at such other place as may be determined by Buyer and the Company.

         1.4 FURTHER ASSURANCES. The Stockholders from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in Buyer the Company Shares and all rights thereto, and to fully implement the provisions of this Agreement.

         1.5 TERMINATION OF ESOT. It is the intention of the parties to this Agreement that the ESOT will be terminated as soon as reasonably practicable after the Closing Date but in no event later than one year following the Closing Date. The Buyer agrees to pay administrative expenses and trustee fees of the ESOT in accordance with the terms and conditions of that certain Trustee Agreement between First Bankers Trust Company and the Company.

         1.6 SPIN-OFF OF PRISM AND PMG. The parties to this Agreement acknowledge and agree that prior to or concurrently with the Closing, The Deliverance Group, Inc.

("Deliverance"), a wholly-owned subsidiary of the Company, will sell its fifty percent (50%) general partnership interest in Prism Partners, an Illinois partnership ("Prism") and its twenty-five (25%) general partnership interest in Prism Merchandising Group, an Illinois partnership ("PMG") to JTW, Inc., a corporation controlled by Robert Shallenberg or other entity controlled by Robert Shallenberg (the "Spin-Off Sale"). The terms of the Spin-Off Sale include deferred payments to be made to Deliverance over a period of five years ("Deferred Payment Obligation"). Immediately following the Spin-Off Sale, Deliverance will transfer the Deferred Payment Obligation to the Company and the Company will distribute the Deferred Payment Obligation to the Stockholders in redemption of some of their shares (the "Redemption"). In connection with the Spin-Off Sale the parties to this Agreement agree that:

                  (a) Deliverance, in accordance with a plan of liquidation, will liquidate as soon as possible subsequent to the consummation of the Spin-Off Sale and the Closing (the "Deliverance Liquidation");

                  (b) the Redemption, in and of itself, is a permitted transaction and will not be deemed to violate the covenants, representations or warranties set forth herein;

                  (c) Buyer agrees that for a period of one year from the Closing Date, it will not directly or indirectly, solicit any customers of Prism or PMG that are set forth on SCHEDULE 1.6 hereto ("Prism Customers"):

                  (d) The persons listed below, who will be employed by Buyer after the Closing, will not be required by Buyer or its affiliates to disclose to Buyer, its agents, officers or employees any confidential information of Prism or PMG, or to compete for or solicit any Prism Customers for a period of three (3) years after the Closing: William F. Lee, James McArthur and Donn Robbins.

                  (e) Buyer agrees that if at any time while the Deferred Payment Obligation is unpaid, Buyer (or any of its affiliates) receives material revenues from any of the Prism Customers for services rendered of the type previously performed by Prism or PMG which results in a corresponding loss in material revenues to Prism or PMG ("Loss Customer Revenues") and if, subsequent to the receipt of such revenues, there is a default of Prism, PMG, JTW, Inc., or other obligor (each, an "Obligor") under the Deferred Payment Obligation, Buyer shall pay on the same terms as the Notes to the holders of the Deferred Payment Obligation an amount equal to:

                        (i)     the percentage (or aggregate of such
                                percentages) which are set forth on SCHEDULE
                                1.6 hereto for each Prism Customer (or Prism
                                Customers) from whom Buyer received Loss
                                Customer Revenues multiplied by

                        (ii)    the balance of the Deferred Payment
                                Obligation due at the date of default.

         Notwithstanding anything in this Section 1.6(e) to the contrary, Buyer shall have no obligation to make payments to the holders of the Deferred Payment Obligation in accordance with this Section 1.6(e) upon a payment default by the Obligor unless the default by the Obligor occurs as a result of Obligor's financial inability due to insolvency to pay the Deferred Payment Obligation and Obligor has (i) filed a petition for bankruptcy or (ii) is the subject of an involuntary proceeding under the Bankruptcy Act, or (iii) makes an assignment for the benefit of creditors, or (iv) initiates or is the subject of any other similar proceeding, or (v) a receiver or liquidator is appointed for Obligor by a court of competent jurisdiction, or (vi) the holders of the Deferred Payment Obligation obtain a judgment against Obligor, which remains unsatisfied for 31 days after its entry, and for which no surety appeal bond has been filed and approved by a court of competent jurisdiction.

                  (f) If and to the extent any payments are made by Buyer pursuant to Section 1.6(e), Buyer shall be subrogated in any bankruptcy proceeding of the Obligor to the rights of the payees who have received such payments to the extent of such payments, provided, however, Buyer's rights shall, in all cases, be subordinate to the rights of all payees on the Deferred Payment Obligation.

                  (g) If Buyer or any affiliate becomes entitled to any tax refund, credit or other benefit relating to the distribution of the Deferred Payment Obligation in the Redemption, Buyer shall restore such refund, credit or other benefit to the parties to whom the Deferred Payment Obligation was distributed.

                  (h) Any taxes payable by the Company in connection with the transactions contemplated by the Spin-Off Sale and the Redemption will be borne by the Company and an amount sufficient to pay all such taxes will be set aside by the Company from the initial purchase price due at the closing of the Spin-Off Sale (the "Prism Tax Reserve").

                  (i) Any indemnification obligations of Deliverance which arise out of or in connection with the transactions contemplated by the Spin-Off Sale or the Redemption will be paid by the Stockholders.

         1.7 TRANSFER TAXES. All excise, sales, transfer and similar taxes, fees and duties under applicable law incurred in connection with the Spin-Off Sale, the Redemption and the sale and transfer of the Company Shares under this Agreement will be borne and paid by the Stockholders, and the Stockholders shall promptly reimburse the Company and Buyer for any such tax, fee or duty which any of them is required to pay under applicable law.

         1.8      NON-ESOT STOCKHOLDERS' REPRESENTATIVE.

                  (a) In order to administer efficiently (i) the implementation of the Agreement by the Stockholders, (ii) the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, and (iii) the settlement of any dispute with respect to the Agreement, the Stockholders, other than the ESOT, hereby designate William F. Lee as their representative (the "Non-ESOT Stockholders' Representative"). For purposes of this Section 1.8, the term "Stockholder" shall be deemed not to include the ESOT.

                  (b) The Stockholders hereby authorize the Non-ESOT Stockholders' Representative (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Stockholders, the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, or the settlement of any dispute, (ii) to give and receive all notices required to be given under the Agreement and
(iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement, including without limitation, the execution and delivery of documents to transfer the Company Shares to Buyer; provided, however, that the Non-ESOT Stockholders' Representative shall not have authority to commence legal proceedings on behalf of the Stockholders without their consent.

                  (c) In the event that the Non-ESOT Stockholders' Representative dies, becomes legally incapacitated or resigns from such position, Thomas J. Gallagher shall fill such vacancy and shall be deemed to be the Non-ESOT Stockholders' Representative for all purposes of this Agreement; however, no change in the Non-ESOT Stockholders' Representative shall be effective until Buyer is given notice of it by the Stockholders.

                  (d)   All decisions and actions by the Non-ESOT
Stockholders' Representative shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

                  (e) By their execution of this Agreement, the Stockholders agree that:

                        (i) Buyer shall be able to rely conclusively on the instructions and decisions of the Non-ESOT Stockholders' Representative as to any actions required or permitted to be taken by the Stockholders or the Non-ESOT Stockholders' Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Non-ESOT Stockholders' Representative;

                        (ii) all actions, decisions and instructions of the Non-ESOT Stockholders' Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Non-ESOT Stockholders' Representative for any action taken, decision made or instruction given by the Non-ESOT Stockholders' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Non-ESOT Stockholders' Representative;

                        (iii) remedies available at law for any breach of the provisions of this Section 1.8 are inadequate; therefore, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Buyer brings an action to enforce the provisions of this Section 1.8; and

                        (iv) the provisions of this Section 1.8 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Stockholders to the Non-ESOT Stockholders' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder.

                  (f) All fees and expenses incurred by the Non-ESOT Stockholders' Representative shall be paid by the Stockholders.

         1.9 ESCROW DEPOSIT. At the Closing, Buyer shall deposit the sum of $500,000 (the "Escrow Deposit") with the Escrow Agent pursuant to a Purchase Agreement Escrow substantially in the form attached hereto as EXHIBIT B-1 (the "Purchase Agreement Escrow") in order to satisfy any payment required by Section 7.2(b) hereof.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STOCKHOLDERS OTHER THAN THE ESOT.

         2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company and each of the Stockholders other than the ESOT jointly and severally hereby make to Buyer the representations and warranties contained in this Section 2. For the purposes of this Agreement, to the extent that any disclosure made by the Company or any Stockholder would be required to be made on more than one Schedule delivered hereunder, the Company and each Stockholder may make such disclosure by a cross-reference to information set forth on any other Schedule delivered hereunder. Capitalized terms used and not otherwise defined in the Schedules shall have the meanings ascribed thereto in this Agreement.

         2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Articles of Incorporation, as amended to date, certified by the Secretary of State of the State of Indiana, and of the Company's By-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. Except as set forth in SCHEDULE 2.2 attached hereto, the Company is not in violation of any term of its Articles of Incorporation or By-laws. The Company is qualified to do business as a foreign corporation in all jurisdictions in which the nature of the business conducted by the Company or the characters of the assets owned or leased by it make such qualification necessary or prudent except for those jurisdictions wherein a failure to be so qualified could not have a Material Adverse Effect. A "Material Adverse Effect" shall mean an effect that is or would be materially adverse to the business, results of operations, condition (financial or otherwise), assets or prospects of the Company and its subsidiaries taken as a whole.

         2.3      CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP.

                  (a) The authorized capital stock of the Company consists of (i) 300,000 shares of Common Stock, of which 92,945 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 56,860 shares are authorized but unissued. The Company holds 150,195 shares of Common Stock in its treasury. Upon the close of the Redemption, 71,288.815 shares of Common Stock will be duly and validly issued, outstanding, fully paid and non-assessable and the Company will hold 171,851.19 shares of Common Stock in its treasury. Except as disclosed on SCHEDULE 2.3 attached hereto, no person or entity other than the Stockholders holds any shares of the capital stock of the Company and there are no outstanding subscriptions, calls, options, warrants, rights, commitments, preemptive rights, arrangements or agreements of any kind for or relating to the issuance sale transfer, registration or voting of, or outstanding securities convertible into, exchangeable for or carrying the right to purchase, subscribe for or otherwise acquire, any shares of capital stock of any class or any other equity security of the Company or outstanding warrants, options or other rights to acquire any such convertible securities. None of the Company's capital stock has been issued in violation of any applicable federal or state securities law. Except as set forth in the
SCHEDULE 2.3 attached hereto, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company or any of the Stockholders is a party.

                  (b) Except as disclosed in SCHEDULE 2.3 attached hereto, each of the Stockholders owns beneficially and of record the Company Shares set forth opposite such Stockholder's name on EXHIBIT A hereto free and clear of any lien, security interest, charge, pledge, restriction, encumbrance or adverse interest of any kind or nature (collectively, "Liens").

         2.4      SUBSIDIARIES; ACQUISITIONS.

                  (a) The Company's subsidiaries and investments in any other corporation or business organization are listed in SCHEDULE 2.4(a) (collectively, but excluding Prism Partners and Prism Merchandising Group, the "Subsidiaries" or individually, a "Subsidiary"). Except as set forth in
SCHEDULE 2.4(a), each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate, or partnership, as the case may be, power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. Except as disclosed in SCHEDULE 2.4(a), all of the outstanding shares of capital stock or other equity interests of each Subsidiary are owned beneficially and of record by the Company free of any Lien and said shares or other equity interests have been duly and validly issued and are outstanding, fully paid and non-assessable. The copies of the articles of incorporation (or comparable document) as amended to date, of each Subsidiary certified by the Secretary of State of the jurisdiction in which each Subsidiary is organized and of each Subsidiary's by-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. None of the Subsidiaries is in violation of any term of its articles of incorporation (or comparable document) or by-laws (or comparable document). Each Subsidiary is duly qualified to do business as a foreign corporation , or partnership, as the case may be, where the nature of the conduct of its business makes its qualification so necessary, except where the failure to be so qualified could not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in SCHEDULE 2.4(a), there are no outstanding, subscriptions, calls, warrants, options, rights, commitments, preemptive rights or arrangements or agreements to purchase or acquire any of the shares of capital stock of any Subsidiary, or any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities.

         (b) Except as set forth in SCHEDULE 2.4(b) attached hereto, the Company does not have any rights, warrants or options (the "Acquisition Rights") to purchase or acquire the capital stock or all or substantially all of the assets of any other corporation or business organization (an "Acquisition"). SCHEDULE 2.4(b) attached hereto sets forth the name of each of the entities subject to any Acquisition Rights, the type of transaction contemplated by the parties in each Acquisition, the termination rights, if any, associated with such Acquisition Rights, and whether or not the consummation of the transactions contemplated by this Agreement requires the consent of any other party to such transaction. Each of the Acquisition Rights is fully enforceable, and will remain so, after the Closing.

         2.5 AUTHORITY OF THE COMPANY AND THE STOCKHOLDERS. The Company has full right, authority and corporate power, and each Stockholder has full right, power, authority and capacity, to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company or any Stockholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and each Stockholder of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and/or such Stockholder and no other action on the part of the Company or any Stockholder is required in connection therewith.

         2.6 NO CONFLICTS. This Agreement and each agreement, document and instrument executed and delivered by the Company and/or any Stockholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company and/or such Stockholder enforceable in accordance with their terms. Except as disclosed in
SCHEDULE 2.6 attached hereto, the execution, delivery and performance by the Company of this Agreement and each other agreement, document or instrument to be executed, delivered or performed by the Company or any Stockholder (the "Transaction

Documents") does not and will not, with or without the giving of notice or the lapse of time or both, (i) does not and will not violate any provision of the Articles of Incorporation or By-laws of the Company or any Subsidiary; and
(ii) does not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Company or any Stockholder or require the Company, any Subsidiary or any Stockholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. Except as disclosed in SCHEDULE
2.6 attached hereto, neither the course of conduct of the Company or any Stockholder in connection with the negotiation, execution and delivery of this Agreement or any other Transaction Document nor the execution, delivery or performance by the Company or any Stockholder of this Agreement or any Transaction Document does or will result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company, any Subsidiary or any Stockholder is a party or by which the property of the Company, any Subsidiary or any Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, or other Lien in any of the Company's assets or the Company Shares.

         2.7      REAL AND PERSONAL PROPERTY.

                  (a) REAL PROPERTY. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. All of the real property leased by the Company or any of its Subsidiaries is identified on
SCHEDULE 2.7(a) (herein referred to as the "Real Property"). Copies of each lease as currently in effect with respect to the Real Property have been delivered to Buyer.

                        (i) TITLE. Each of the Company and its Subsidiaries has enforceable leasehold interests in the Real Property, in each case free and clear of all easements, covenants, restrictions, leases, mortgages, liens, assessments, claims, rights, judgments, encroachments or other matters affecting title (collectively, "Encumbrances"), other than:

                        (x) easements, covenants, restrictions and similar encumbrances that do not and could not interfere with the use of the Real Property as currently used and improved,

                        (y) minor encroachments that do not and could not materially adversely affect the value or use of the Real Property as currently used and improved and that could be removed without material cost, and

                        (z) liens for Taxes (as defined below) not yet due or delinquent or being contested in good faith pursuant to appropriate proceedings and statutory liens arising in the ordinary course of business by operation of law that are not yet due or delinquent.

         ((x), (y) and (z) are collectively referred to as "Permitted Encumbrances"), except as set forth on SCHEDULE 2.7(a). To the Knowledge of the Company, the Lessors of the Real Property have good, clear, record and marketable title to the Real Property.

                        (ii) STATUS OF LEASES. All leases relating to Leased Real Property are identified on SCHEDULE 2.7(a), and true and complete copies thereof have been delivered to Buyer. Each of said leases has been duly authorized and executed by the parties and is in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any of said leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the Company's Knowledge, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default. For purposes of this Agreement, the "Knowledge" of any person other than the Company shall mean that such person had actual knowledge of the facts at issue and the Knowledge of the Company shall mean that the President, Chief Executive Officer or Chief Financial Officer or any other corporate executive officer of the Company knew or should have known the facts at issue after inquiry of the officers or employees of the Company who would reasonably be expected to know the matters covered by the statement in question.

                        (iii) CONSENTS. Except as set forth in SCHEDULE 2.7(a), no consent or approval is required with respect to the transactions contemplated by this Agreement from the other parties to any lease of Real Property, from the holder of any Encumbrance on any Real Property, or from any regulatory authority, no filing with any regulatory authority is required in connection therewith, and to the extent that any such consents, approvals or filings are required, the Company or the Stockholders will obtain or complete them before the Closing.

                        (iv) CONDITION OF REAL PROPERTY. Except as set forth in SCHEDULE 2.7(a), there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair, have been well maintained and are free from infestation by rodents or insects. To the Company's Knowledge, none of the Real Property is located in an area designated by any governmental authority as being within a flood plain or subject to special flood or other hazards. Access to the Real Property is by a public way or public street. To the Company's Knowledge, all water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Real Property have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the Real Property and in good operating condition.

                        (v) COMPLIANCE WITH THE LAW. Neither the Company nor any Subsidiary has received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any Real Property that has not been heretofore corrected and no such violation exists which, individually or in the aggregate, could have a material adverse effect on the operation or value of any Real Property. To the Company's Knowledge, all improvements located on or constituting part of the Real Property and their use and operation by the Company and its Subsidiaries were and are now in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, expect as set forth in SCHEDULE 2.7(a). To the Company's Knowledge, no approval or consent to the transactions contemplated by this Agreement is required of any governmental authority with jurisdiction over any aspect of the Real Property or its use or operations. Neither the Company nor any Subsidiary has received any notice of any real estate tax deficiency or assessment or is aware of any proposed deficiency, claim or assessment with respect to any of the Real Property, or any pending or threatened condemnation thereof.

                  (b) PERSONAL PROPERTY. A complete description of the material items of machinery and equipment of the Company and each of its Subsidiaries is contained in SCHEDULE 2.7(b) hereto. The material terms of each lease pursuant to which the Company leases personal property, as in effect on the date hereof, are set forth on SCHEDULE 2.7(b). The Company's total obligation with respect to automobile leases is set forth on SCHEDULE 2.7(b). Except as specifically disclosed in said Schedule or in the Base Balance Sheet (as defined in Section 2.8(a)), the Company and each of its Subsidiaries has good and marketable title to all of its owned personal property. None of such personal property or assets is subject to any mortgage, pledge, conditional sale agreement or Lien except as specifically disclosed in said Schedule or in the Base Balance Sheet. The Base Balance Sheet reflects all material items of personal property owned by the Company and each of its Subsidiaries. Except as otherwise specified in SCHEDULE 2.7(b) hereto, all leasehold improvements, furnishings, machinery and equipment of the Company and each of its Subsidiaries are in good repair (ordinary wear and tear excepted), have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order. Neither the Company nor any of the Stockholders has Knowledge of any pending or threatened change of any such law, ordinance or regulation which could adversely affect the Company, any of its Subsidiaries or any of their businesses.

         2.8      FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as SCHEDULE 2.8:

                           (i) consolidated balance sheets of the Company and its Subsidiaries for its fiscal years ended October 31, 1996, 1997 and 1998 and statements of income, retained earnings and cash flows for the three years then ended, which consolidated statements have been audited by Grant Thornton LLP, independent public accountants (such financial statements, the "Audited Financial Statements"). The Company's audited consolidated balance sheet as of October 31, 1998, is sometimes referred to herein as the "Base Balance Sheet."

                           (ii) consolidated balance sheets of the Company and its Subsidiaries as of November 30, 1999 (herein the "Interim Balance Sheet") and statements of income, retained earnings and cash flows for the one-month period then ended, certified by the Company's Chief Financial Officer (the "Interim Financial Statements"). The Audited Financial Statements and the Interim Financial Statements are referred to herein, collectively, as the "Financial Statements."

         Said Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition of the Company and each of its Subsidiaries at the dates of said statements and the results of its operations for the periods covered thereby.

                  (b) As of the date of the Base Balance Sheet, neither the Company nor any Subsidiary had any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or any Subsidiary or the conduct of their business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except: (i) liabilities stated or adequately reserved against on the Base Balance Sheet, (ii) reflected in Schedules furnished to Buyer hereunder as of the date hereof, or (iii) liabilities not required by GAAP to be disclosed on the Base Balance Sheet.

                  (c) As of the date hereof and as of the Closing, neither the Company nor any Subsidiary has had and will have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or any Subsidiary or the conduct of their business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Interim Balance Sheet or the notes thereto, (ii) reflected in Schedules furnished to Buyer hereunder on the date hereof, or (iii) incurred after September 30, 1999 in the ordinary course of business of the Company or any Subsidiary consistent with the terms of this

Agreement and which would not be required to be disclosed on a balance sheet of the Company prepared in accordance with GAAP.


                  (d) The itemized projections of commission revenues for the 12 months ending September 30, 2000 which have been separately prepared by the Company and presented to the Buyer are attached hereto as SCHEDULE 2.8(d) and have been based upon assumptions which are set forth therein and which were reasonable when made and continue to be reasonable as of the date hereof and give effect to the gains and losses of or other changes in, or with respect to, principal accounts disclosed on SCHEDULE 2.31(e) AND 2.31(f) hereto.

                  (e) SCHEDULE 2.8(e) attached hereto sets forth, on an individualized basis, the monthly and annualized obligations of the Company for the fiscal year ending October 31, 1999 to make lease payments with respect to automobiles. SCHEDULE 2.8(e) also sets forth on an aggregate basis for such fiscal year, the annualized obligations of the Company to reimburse officers and employees for expenses related to the use and operation of an automobile, including gas, insurance, maintenance and mileage reimbursement.

                  (f) SCHEDULE 2.8(f) attached hereto sets forth the aggregate annual compensation of each officer, employee or consultant of the Company as of the Closing Date.

                  (g) As of the Closing Date, each Stockholder other than the ESOT shall have paid, or shall have caused or arranged for the payment of, all fees and expenses incurred by or on behalf of any such party arising out of or in connection with the transactions contemplated by this Agreement; provided that the Company shall not have paid or reimbursed any party other than the ESOT or on behalf of the ESOT for any such amount.

         2.9      TAXES.

                  (a) The Company and each of its Subsidiaries has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not.

                  (b) The Company and each of its Subsidiaries has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after October 31, 1993 is set forth in SCHEDULE 2.9 attached hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit.

For each taxable period of the Company and its Subsidiaries ended on or after October 31, 1995, the Company has delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries.

                  (c) Neither the United States Internal Revenue Service (the "IRS") nor any other governmental authority is now asserting or, to the Knowledge of the Company or any Stockholder, has threatened to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes. To the Company's Knowledge, no claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file reports and returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither the Company nor any Subsidiary has ever entered into a closing agreement pursuant to Section 7121 of the United States Internal Revenue Code of 1986, as amended (the "Code").

                  (d) Except as set forth in SCHEDULE 2.9 attached hereto, there has not been any audit of any tax return filed by the Company or any Subsidiary, no such audit is in progress, and neither the Company nor any Subsidiary has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in SCHEDULE 2.9, no extension of time with respect to any date on which a tax return was or is to be filed by the Company or any Subsidiary is in force, and no waiver or agreement by the Company or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

                  (e) Neither the Company nor any Subsidiary has ever been (or has ever had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Except as set forth in SCHEDULE 2.9, neither the Company nor any Subsidiary has ever filed, and has ever been required to file, a consolidated, combined or unitary tax return with any other entity. Except as set forth in SCHEDULE 2.9, since October 31, 1993 neither the Company nor any Subsidiary owns or has owned a direct or indirect interest in any trust, partnership, corporation or other entity. Except as set forth in SCHEDULE 2.9 attached hereto, neither the Company nor any Subsidiary is a party to any tax sharing agreement.

                  (f) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

         2.10 COLLECTIBILITY OF ACCOUNTS RECEIVABLE. Except as disclosed on
SCHEDULE 2.10 attached hereto, all of the accounts receivable of the Company or any Subsidiary shown or reflected on the Interim Balance Sheet or existing at the date hereof (less the reserve therefor set forth on the Interim Balance Sheet) are or will be at the Closing valid and enforceable claims, fully collectible and subject to no set off or counterclaim. Neither the Company nor any Subsidiary has any accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or any Subsidiary or from any director, officer or employee of the Company or any Subsidiary, except as disclosed on
SCHEDULE 2.10 hereto, and all accounts and loans receivable from any such person, firm or corporation shall be paid in cash prior to the Closing.

         2.11 INVENTORIES. Except as disclosed in SCHEDULE 2.11, the Company has no inventory.

         2.12 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 2.12 attached hereto or as otherwise set forth in this Section 2.12, since the date of the Base Balance Sheet and as of the date hereof there has not been:

                (a) Any change in the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of the Company or any of its Subsidiaries, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, could have a Material Adverse Effect.

                (b) Any amendment or termination, or to the Knowledge of the Company, proposed or threatened amendment or termination, whether written or oral, of any Contract (as defined in Section 2.17) or material lease;

                (c) Any contingent liability incurred by the Company or any of its Subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company or any of its Subsidiaries;

                (d) Any Encumbrance or Lien placed on any of the properties of the Company or any of its Subsidiaries which remains in existence on the date hereof or will remain on the Closing Date;

                (e) Any cancellation of any material debt or claim owing to, or waiver of a material right of, the Company or any Subsidiary;

                (f) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or any of its Subsidiaries or the conduct of the business of the Company or any of its Subsidiaries since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by the Company or any of its Subsidiaries other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

                (g) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company or any of its Subsidiaries other than in the ordinary course of business;

                (h) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company or any of its Subsidiaries;

                (i) Any declaration, setting aside or payment of any dividend by the Company or any of its Subsidiaries, or the making of any other distribution in respect of the capital stock of the Company or any of its Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of its own capital stock;

                (j) Any labor trouble or claim of unfair labor practices involving the Company or any of its Subsidiaries; any change in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

                (k) Any change with respect to the officers or management of the Company or any of its Subsidiaries;

                (l) Any payment or discharge of a material lien or liability of the Company or any of its Subsidiaries which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

                (m) Any obligation or liability incurred by the Company or any of its Subsidiaries to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company or any of its Subsidiaries to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees or as disclosed in SCHEDULE 2.10;

                (n) Since December 31, l999 and prior to the date hereof, any resignation or termination of the Company's representation of any of the Company's top 50 Principals (determined by commissions paid to the Company in fiscal 1999) (with respect to all or any of the products of such Principal or with respect to any Customers), or any change in the commission rate paid by any Principal, or any notice of same (for purposes of this Agreement, "PRINCIPAL" shall mean any manufacturer, grower, processor, producer, distributor or other wholesaler, or any supplier whose goods, products or lines are offered for sale or for retail merchandising by the Company, and "CUSTOMER" shall mean any individual, firm, corporation or other business entity from which the Company obtains product orders on behalf of its Principals);

                (o) Any change in accounting methods or practices, credit practices or collection policies used by the Company or any of its Subsidiaries except as disclosed in SCHEDULE 2.12;

                (p) Any other transaction entered into by the Company or any of its Subsidiaries other than transactions in the ordinary course of business; or

                (q) Any agreement or understanding whether in writing or otherwise, for the Company or any of its Subsidiaries to take any of the actions specified in paragraphs (a) through (p) above.

         2.13 ORDINARY COURSE. Since the date of the Base Balance Sheet, the Company and each of its Subsidiaries has conducted its business only in the ordinary course and consistently with its prior practices in all material respects.

         2.14 APPROVALS; CONSENTS. Except as set forth on SCHEDULE 2.14 attached hereto, no approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by the Company or any Subsidiary in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

         2.15 BANKING RELATIONS. All of the arrangements which the Company or any of its Subsidiaries has with any banking institution are completely and accurately described in SCHEDULE 2.15 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.16   INTELLECTUAL PROPERTY.

                (a) Except as described in SCHEDULE 2.16, the Company and each of its Subsidiaries has exclusive ownership of, or exclusive license to use, all material patent, copyright, trade secret, trademark, or other proprietary rights (collectively, "INTELLECTUAL PROPERTY") used or to be used in the business of the Company or such Subsidiary as presently conducted or contemplated. Except as disclosed on SCHEDULE 2.16 attached hereto, all of the rights of the Company and each Subsidiary in such Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company or any Subsidiary in respect thereof. Except as described in SCHEDULE 2.16, the Company and each of its Subsidiaries has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted or contemplated.

                (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or any of its Subsidiaries or used or to be used by the Company or any of its Subsidiaries in their businesses as presently conducted or contemplated, and all other items of Intellectual Property which are material to the business or operations of the Company or any of its Subsidiaries, are listed in SCHEDULE 2.16. To the Knowledge of the Company, all of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

                (c) All licenses or other agreements under which the Company or any of its Subsidiaries is granted rights in Intellectual Property are listed in SCHEDULE 2.16. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on SCHEDULE 2.16, all of the rights of the Company or any Subsidiary thereunder will continue in full force and effect upon consummation of the transactions contemplated hereby. To the Knowledge of the Company, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

                (d) All licenses or other agreements under which the Company or any of its Subsidiaries has granted rights to others in Intellectual Property owned or licensed by the Company or such Subsidiary are listed in SCHEDULE 2.16. All of said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on SCHEDULE 2.16, all of the rights of Company or any Subsidiary thereunder will continue in full force and effect upon consummation of the transactions contemplated hereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

                (e) The Company and each of its Subsidiaries has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all material Intellectual Property rights with respect to its products, services and technology. Neither the Company nor any of its Subsidiaries has made any valuable non-public information of the Company and its Subsidiaries available to any person other than employees of Company and its Subsidiaries except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company has no Knowledge of any infringement by others of any material Intellectual Property rights of the Company or any Subsidiary.

                (f) To the Knowledge of the Company, the present and contemplated business, activities and products of the Company and its Subsidiaries do not infringe any

Intellectual Property of any other person. No proceeding charging the Company or any of its Subsidiaries with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. To the Company's Knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries is making unauthorized use of any confidential information or trade secrets of any person, including without limitation, to the Company's Knowledge, any former employer of any past or present employee of Company or any of its Subsidiaries. Except as set forth in SCHEDULE 2.16, neither the Company or any Subsidiary nor, to the Knowledge of the Company, any of their employees have any agreements or arrangements with any persons other than the Company or its Subsidiaries related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of their employees on behalf of the Company or any Subsidiary do not violate any such agreements or arrangements known to the Company.

         2.17   YEAR 2000.

                (a)  (i)    The Company has (x) undertaken a comprehensive and
         detailed inventory, review and assessment of all areas within its business and operations to address the "Year 2000 Problem" (I.E., the risk that applications and/or hardware used by the Company or its suppliers and/or providers may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date on or after January 1, 2000), (y) developed a detailed plan and time line for becoming Year 2000 Compliant on a timely basis, and
         (z) to date, implemented that plan in accordance with its timetable in all material respects;

                     (ii) The Company's Year 2000 program includes feasible contingency plans to ensure uninterrupted and unimpaired business operation, including liquidity needs, in the event of its own or a third party's failure to be Year 2000 Compliant;

                     (iii) To the Knowledge of the Company none of the Company's Key Manufacturers and Key Principals will fail to be Year 2000 Compliant in any material respect; and

                     (iv) The Company reasonably believes that the Year 2000 Problem will not have a Material Adverse Effect.

                (b)  For purposes of this Section:

                     (i) "Key Manufacturers" means manufacturers whose business failure, individually or in the aggregate, could result in a Material Adverse Effect;

                     (ii) "Key Principals" means principals whose business failure, individually or in the aggregate, could result in a Material Adverse Effect;

                     (iii) "Year 2000 Compliant" means with respect to the operations of the Company and its Subsidiaries or third parties, that all computer-controlled processes, electronic communications interfaces, software, hardware, machinery, equipment, programs, and tools operate for all date-sensitive functions before, on or after January 1, 2000 consistently, predictably, accurately and unambiguously, without interruption or manual intervention.

         2.18 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.18 (true and complete copies of which have been delivered to Buyer), neither the Company nor any of its Subsidiaries is a party to or subject to:

                (a) any agreement for the sale, lease or other disposition of products or other assets not made in the ordinary course of business;

                (b) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                (c) any employment contract or contract for services which requires the payment of more than $10,000 annually or which is not terminable within 30 days by the Company or a Subsidiary without liability for any penalty or severance payment;

                (d) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than $2,500 each, such orders not exceeding $10,000 in the aggregate;

                (e) any other contracts or agreements creating any obligations of the Company or any of its Subsidiaries of $2,500 or more on an individual basis or $10,000 or more on an aggregate basis, with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

                (f) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                (g) any contract or agreement which by its terms does not terminate or is not terminable without penalty by the Company or a Subsidiary or their successors within one year after the date hereof;

                (h) any contract or arrangement with any sales agent or distributor of products of the Company or any of its Subsidiaries;

                (i) any contract containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person or entity;

                (j) any contract or agreement for the purchase of any fixed asset for a price in excess of $2,500 whether or not such purchase is in the ordinary course of business;

                (k)  any license agreement (as licensor or licensee);

                (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

                (m) any contract or agreement with any officer, employee, director or stockholder of the Company or any of its Subsidiaries or with any persons or organizations controlled by or affiliated with any of them.

         Except as set forth on SCHEDULE 2.18, neither the Company nor any of its Subsidiaries is in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule (individually a "Contract" and collectively the "Contracts") and neither the Company nor any Subsidiary has any Knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default, except where any such default could not, individually or in the aggregate, have a Material Adverse Effect. Each of the Contracts is valid and in full force and effect, and will be enforceable by the Company against the other party thereto in accordance with its terms, except for any non-competition provision or agreement limiting the freedom of any party thereto to compete in any line of business or with any person or entity, the benefits of which run to the Company or any Subsidiary, the enforceability of which may be limited by the principles governing the availability of equitable remedies.

         2.19 LITIGATION. SCHEDULE 2.19 hereto lists all currently pending litigation and governmental or administrative proceedings or investigations to which the Company or any of its Subsidiaries is a party. There is no litigation or governmental or administrative proceeding or investigation pending or, to the Knowledge of the Company or the Stockholders, threatened against the Company or any of its Subsidiaries or their affiliates and there is no litigation or governmental or administrative proceeding or investigation pending or, to the Knowledge of the Company or the Stockholders, threatened against any Stockholder relating to the business of the Company nor any Subsidiary which may have a Material Adverse Effect or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, SCHEDULE 2.19 sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought. There are no existing or threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company or any of its Subsidiaries for products or services which are defective or fail to meet any product or service warranties except as disclosed in SCHEDULE 2.19 hereto. Except as disclosed in
SCHEDULE 2.19, no claim has been asserted against the

Company or any of its Subsidiaries for renegotiation or price redetermination of any business transaction, and there are no facts upon which any such claim could be based.

         2.20 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 2.20 hereto, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, ordinances, orders, judgements, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or any Subsidiary or to the conduct of its business, and neither the Company nor any of its Subsidiaries has received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

         2.21 INSURANCE. The physical properties and assets of the Company and each of its Subsidiaries are insured to the extent disclosed in SCHEDULE 2.21 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by the Company and each Subsidiary and is sufficient for compliance by the Company and each Subsidiary with all requirements of law and all agreements and leases to which the Company or any Subsidiary is a party.

         2.22 POWERS OF ATTORNEY. Neither the Company nor any Subsidiary nor any Stockholder has granted to any other person or entity any outstanding power of attorney.

         2.23 FINDER'S FEE. Neither the Company nor any of its Subsidiaries has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         2.24 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 2.24 lists all permits, registrations, licenses, franchises, certifications and other approvals required from federal, state or local authorities in order for the Company and each of its Subsidiaries to conduct its business other than Approvals the failure of which to obtain could not, individually or in the aggregate have a Material Adverse Effect (collectively, the "Approvals"). The Company and each of its Subsidiaries has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state, or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Except as disclosed in SCHEDULE 2.24, neither the Company nor any of its Subsidiaries is subject to or bound by any agreement, judgment, decree or order which could, individually or in the aggregate, have a Material Adverse Effect.

         2.25 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of the Company and each of its Subsidiaries accurately record all corporate action taken by their respective stockholders and board of directors and committees. The copies of the corporate records of the Company and each of its Subsidiaries, as made available to Buyer for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Buyer pursuant to this Agreement.

         2.26   TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in
SCHEDULE 2.26 hereto, neither the Company, any of its Subsidiaries, nor any Stockholder, officer, supervisory employee or director of the Company or any of its Subsidiaries nor, to the Knowledge of Company, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Company or any of its Subsidiaries, or any organization which has a material contract or arrangement with the Company or any of its Subsidiaries. The terms of any such contract or arrangement are set forth in SCHEDULE 2.26.

         2.27   EMPLOYEE BENEFIT PROGRAMS.

                (a) SCHEDULE 2.27 sets forth a list of every Employee Program that has been maintained by the Company or an Affiliate (including, without limitation, any entity or business which the Company or any Subsidiary has acquired by asset purchase, stock purchase, merger, consolidation or other similar transaction) at any time during the six-year period ending on the Closing Date.

                (b) Each Employee Program which has ever been maintained by the Company or an Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). Except as set forth on SCHEDULE 2.27, no event or omission has occurred which would cause any such Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Except as set forth on SCHEDULE 2.27, each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

                (c) Except as set forth on SCHEDULE 2.27, neither the Company nor any Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any Affiliate. With respect to any Employee Program ever maintained by the Company or any Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of
1974, as amended ("ERISA") or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or
(iii), could subject the Company or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. Except as disclosed on SCHEDULE 2.27, no litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on SCHEDULE 2.27).

                (d) Neither the Company nor any Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by the Company or any Affiliate and subject to Title IV of ERISA, there has been no (nor will there be any as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Except as described in
SCHEDULE 2.27, no Employee Program maintained by the Company or any Affiliate and subject to Title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. Neither the Company nor any Affiliate has ever maintained a Multiemployer Plan. Except as described on SCHEDULE 2.27, none of the Employee Programs ever maintained by the Company or any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

                (e) With respect to each Employee Program maintained by the Company within the six years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the six most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the six most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last six years with respect to such Employee Program.

                (f)  Each Employee Program required to be listed on SCHEDULE
2.27 may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the Affiliate to so amend, terminate or otherwise modify such Employee Program.

                (g) Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933, as amended, and/or state "Blue Sky" laws.

                (h) Each Employee Program ever maintained by the Company or an Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996 and the Women's Health and Cancer Rights Act of 1998.

                (i)  For purposes of this section:

                     (i) "Employee Program" means (A) all employee benefit
                plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

                           (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                         (iii) An entity is an "Affiliate" of the Company if
                it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA
                Section 302(d)(8)(C).

                         (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

                (j) The Company's liabilities with respect to deferred compensation as of the Closing Date do not exceed $160,000 in the aggregate.

                (k) SCHEDULE 2.27 accurately sets forth the current salaries and hourly rates of the Company's employees as of the Closing Date together with a reasonable estimate of the annualized salaries payable to the Company's part-time employees. The aggregate amount of full-time salaries as of the Closing is set forth on SCHEDULE 2.27.

         2.28   ENVIRONMENTAL MATTERS.

                (a) Except as set forth in SCHEDULE 2.28 hereto, and except as could not have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company or any of its Subsidiaries, or has ever been located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company or any of its Subsidiaries for treatment, storage, or disposal at any other place; (iv) neither the Company nor any of its Subsidiaries presently owns, operates, leases, or uses, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or any of its Subsidiaries in connection with the presence of any Hazardous Material.

                (b) Except as set forth in SCHEDULE 2.28 hereto, and except as could not have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) the Company and each of its Subsidiaries, any property owned, operated, leased, or used by any of them, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (iii) neither the Company or any of its Subsidiaries has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries has any reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

                (c) Except as set forth in SCHEDULE 2.28 hereto, and except as could not have a Material Adverse Effect, no site owned, operated, leased, or used by the Company or any of its Subsidiaries contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

                (d) The Company has provided to Buyer copies of all documents, records, and information available to the Company or any of its Subsidiaries concerning any environmental or health and safety matter relevant to the Company or any of its Subsidiaries, whether generated by the Company, its Subsidiaries, or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                (e) For purposes of this SECTION 2.28, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Company" shall mean and include Company, each of its Subsidiaries and all other entities for whose conduct the Company or any of its Subsidiaries is or may be held responsible under any Environmental Law.

         2.29 LIST OF DIRECTORS AND OFFICERS. SCHEDULE 2.29 hereto contains a true and complete list of all current directors and officers of the Company and each of its Subsidiaries. In addition, SCHEDULE 2.29 hereto contains a list of all managers, employees and consultants of the Company and any Subsidiary who, individually, have received or are scheduled to receive compensation from the Company or any of its Subsidiaries for the fiscal year ending October 31, 1999 in excess of $100,000 in each case such Schedule includes the current job title, current compensation rate and aggregate compensation during the preceding twelve (12) months of each such individual.

         2.30 EMPLOYEES; LABOR MATTERS. The Company and its Subsidiaries employ a total of 399 full-time employees and 259 part-time employees.
Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither the Company, any Subsidiary nor Buyer will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments. Neither the Company nor any Subsidiary has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Except as set forth on SCHEDULE 2.30, the Company and each of its Subsidiaries is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the Knowledge of the Company or any Stockholder, threatened against or involving the Company or any of its Subsidiaries. No question concerning representation exists respecting any employees of the Company or any of its Subsidiaries.
There are no grievances, complaints or charges that have been filed against the Company or any of its Subsidiaries under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that could, individually or in the aggregate, have a Material Adverse Effect and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company or any of its Subsidiaries. Except as set forth on SCHEDULE 2.30, neither the Company nor any of its Subsidiaries has received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company and each of its Subsidiaries is, and at all times since November 6, 1986 has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

         2.31   PRINCIPALS.

                (a) The list of the Company's Principals and the aggregate brokerage commission revenues received by the Company during the twelve-month period ended October 31, 1999 from each such Principal, attached hereto as
SCHEDULE 2.31, is, as of the date hereof, true, correct and complete. The Company has delivered to Buyer true and complete copies of all written brokerage agreements and/or letters of appointment with or from the Company's 25 Principals, which paid the greatest amount of commission revenues for the twelve
(12) months ended October 31, 1999, in effect as of the date of this Agreement. Set forth on SCHEDULE 2.31 is a list of all other agreements and documents with or involving any person or entity and relating to financial obligations of the Company with respect to commissions or other payments received by the Company (or an affiliate of the Company) from Principals.
Except as set forth on SCHEDULE 2.31, since October 31, 1997, the Company has had no commitment, understanding or agreement with any Principal or any other person or entity relating to payments to be made by the Company to any person or entity computed in whole or in part with respect to sales of or commissions paid or to be paid by any Principal.

                (b) Except as set forth on SCHEDULE 2.31, the Company is not currently, and since October 31, 1997 has not been, subject to any notice of probation from any Principal. Except as set forth on SCHEDULE 2.31, since October 31, 1997, the Company has not received any oral or written communication from any Principal which places the Company on probation or otherwise suggests, threatens or implies possible termination of the Company's appointment as broker for such Principal, any reduction in the commission rate paid to the Company or any reduction as to the geographic area, Customers or products represented by the Company, conditionally or unconditionally.

                (c) To the Knowledge of the Company and the Stockholders, none of the Company's 50 Principals which paid the greatest amount of commission revenues for the twelve (12) months ended October 31, 1999 intends to, or is considering, amending the terms of the Company's brokerage agreement with such Principal in order or reappoint, or continue the appointment of, the Company as broker with respect to a lesser portion of the applicable territory than the greatest portion of such area in which, or with respect to fewer than the greatest number of product items or Customers than, the Company acted as broker for such Principal during the twelve-month period ended October 31, 1999, or at a lower commission rate than the highest rate paid by such Principal to the Company with respect to sales during such period. The relationships of the Company with its 50 Principals which paid the greatest amount of commission revenues for the twelve (12) months ended October 31, 1999 are good commercial working relationships.

                (d) Except as set forth on SCHEDULE 2.31, there are, and since October 31, 1998 there have been, no disputes or claims involving individually in excess of $2,500 or in the aggregate in excess of $10,000, (i) between the Company and any Principal, (ii) between the Company and any Customer, or (iii) to the Knowledge of the Company, between any Principal and any Customer. As used in this Section 2.30(d), the terms "disputes" or "claims" shall mean (A) matters which, to the Knowledge of the Company, have been referred to counsel or are the subject of litigation, or (B) matters as to which a Principal has threatened to seek recourse against the Company, or may be reasonably expected to seek recourse against the Company, if such matter is not resolved to the satisfaction of such Principal.

                (e) Since October 31, 1998, with respect to all Principals (i) which have terminated such party's brokerage relationship with the Company or
(ii) which have reduced or otherwise adversely modified the geographic territory in which the Company acts as broker or the product item(s) represented by the Company or (iii) from which the Company has resigned, in whole or in part, its representation as a food broker, SCHEDULE 2.31(E) sets forth the name of such Principal and the effective date of such termination, reduction or resignation.

                (f) Since October 31, 1998, with respect to all Principals which have entered into a brokerage relationship with the Company, or which have substantially increased an existing brokerage relationship with the Company,
SCHEDULE 2.31(F) sets forth (i) the name of such Principal and the date on which such Principal entered into a brokerage agreement with the Company and (ii) the Company's estimated annualized commission revenues attributable to such Principal for the twelve months ending September 30, 2000, which estimates were reasonable when made and continue to be reasonable.

         2.32   ABSENCE OF IMPROPER PAYMENTS.

                (a) Since October 31, 1989 the Company: (i) has not made any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payments or gift is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic), (ii) has not established or maintained any unrecorded fund or asset for any purpose, or made any false or artificial entries on its books or records for any reason, (iii) has not made any payments to any person where the Company intended or understood that any part of such payment was to be used for any other purpose other than that described in the documents supporting the payment,
(iv) has not made any contribution, or reimbursed any political gift or contribution made by any other person, to candidates for public office, whether federal, state or local, where such contribution would be in violation of applicable law or (v) has not misused, misapplied or improperly handled, administered or managed market development or promotional funds or market development or promotional fund accounts in any material respect.

                (b) SCHEDULE 2.32 sets forth each of the Company's promotional funds.

         2.33 TRANSFER OF SHARES. Since October 31, 1993, to the Knowledge of the Company, no holder of stock of the Company or any Subsidiary has at any time transferred any of such stock to any employee of the Company or any Subsidiary, which transfer constituted or could be viewed as compensation for services rendered to the Company or any Subsidiary by said employee.

         2.34 STOCK REPURCHASE. Since October 31, 1993, except as set forth on SCHEDULE 2.34, neither the Company nor any Subsidiary has redeemed or repurchased, or entered into any written or oral agreement to redeem or repurchase, any of its capital stock.

         2.35 DISCLOSURE. The representations, warranties and statements contained in this Agreement and in the agreements, documents, instruments, certificates, Exhibits and Schedules delivered by the Company pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

SECTION 3.      COVENANTS OF THE COMPANY AND THE STOCKHOLDERS.

         3.1 MAKING OF COVENANTS AND AGREEMENTS. The Company, each Subsidiary and each Stockholder jointly and severally hereby make the covenants and agreements set forth in this Section 3 and the Stockholders agree to cause the Company and its Subsidiaries to comply with such agreements and covenants.

         3.2 COOPERATION. The Company, each Subsidiary and each Stockholder shall cooperate with all reasonable requests of the Buyer or any of its representatives and agents to more effectively consummate the transactions contemplated hereby and the transactions referred to herein.

         3.3 CONSENTS. The Company, each Subsidiary and each Stockholder shall use commercially reasonable efforts to obtain or cooperate with the Buyer in obtaining all consents, authorizations and approvals of third parties including, without limitation, any requisite consent of any governmental authorities, regulatory agencies and other entities necessary in connection with the consummation of the transactions contemplated hereby or referred to herein.

         3.4 NOTICE OF DEFAULT. Promptly upon the occurrence of, or promptly upon the Company, any Subsidiary or any Stockholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company, any Subsidiary or any Stockholder prior to the date hereof, of any of the representations, warranties or covenants of the Company or any Stockholder contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Company, any Subsidiary or any Stockholder shall give detailed written notice thereof to the Buyer and the Company, such Subsidiary or each Stockholder shall use its or his reasonable best efforts to prevent or promptly remedy the same.

         3.5 CONDUCT OF BUSINESS. Except as contemplated by this Agreement or as is necessary to effectuate the transactions contemplated hereby, between the date of this Agreement and the Closing Date, the Company and each Subsidiary shall, and each Stockholder shall cause the Company and each Subsidiary to:

                (a) Conduct its business in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business consistent with prior practices;

                (b) Refrain from making any change or incurring any obligation to make a change in its Articles of Incorporation, By-laws or authorized or issued capital stock;

                (c) Refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock except in the ordinary course of the administration of the ESOT;

                (d) Refrain from making any purchase, sale or disposition of any asset or property costing more than $10,000 other than in the ordinary course of business, from purchasing any capital asset for use in the business costing more than $10,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of the assets of the Company or any Subsidiary other than in the ordinary course of business;

                (e) Refrain from incurring or assuming any liability, obligation or indebtedness for borrowed money in an aggregate amount in excess of $50,000 incurring or assuming any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business;

                (f) Refrain from canceling any material indebtedness owed to the Company or any Subsidiary or waiving any claims or rights of substantial value, other than in the ordinary course of business consistent with past practice;

                (g) Refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors except in connection with promotions made, or bonuses paid, in the ordinary course of business consistent with past practices;

                (h) Refrain from adopting or amending any Employee Program or collective bargaining agreement, except as may be required by law;

                (i) Refrain from prepaying loans (if any) from its Stockholders, officers or directors or making any change in such borrowing arrangements;

                (j) Refrain from making any change in any method of accounting or accounting practice or policy other than those required by GAAP;

                (k) Use its commercially reasonable efforts consistent with its prior business practices to prevent any change with respect to its management and supervisory personnel and banking arrangements;

                (l) Use its commercially reasonable efforts consistent with its past practices to keep intact its business organizations, to keep available its present employees and to preserve the goodwill of all suppliers, customers and others having business relations with it in connection with the Company or any Subsidiary;

                (m) Have in effect and maintain at all times all insurance of the kind described in Section 2.21 above or equivalent insurance with any substitute insurers;

                (n) Maintain its properties, facilities, equipment and other assets in as good working order and condition as of the date of this Agreement, ordinary wear and tear excepted;

                (o) Perform all its material obligations under debt and lease instruments and all other agreements relating to or affecting its assets, properties, equipment and rights;

                (p) Refrain from entering into any new lease agreements other than in the ordinary course of business without the prior knowledge and written consent of Buyer; and

                (q) Maintain compliance with all applicable permits, rules, laws, regulations, consent orders and the like.

         3.6 ACQUISITION PROPOSALS. Except in connection with the transactions contemplated hereby, unless and until this Agreement shall have been terminated in accordance with its terms, neither the Company, nor any Subsidiary nor any Stockholder shall cause the Company to (a) take any action to solicit, initiate submission of or encourage any Acquisition Proposal (as defined below), (b) participate in any substantive discussions or negotiations regarding an Acquisition Proposal with any person other than the Buyer and Buyer's representatives or (c) furnish any information with respect to or afford access to the properties, books or records of the Company or any Subsidiary to any person who is known by the Company, such Subsidiary or the Stockholder to be considering making or has made an offer with respect to an Acquisition Proposal other than the Buyer or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person other than by the Buyer and its representatives to do or seek any of the foregoing. The Company and each Stockholder shall promptly notify the Buyer upon receipt of any offer or notice that any person is considering making an offer with respect to an Acquisition Proposal and shall not accept any such offer for so long as this Agreement remains in effect. For purposes hereof, an "Acquisition Proposal" shall include any offer or other proposal to acquire or purchase all or a portion of the capital stock or any assets of, or any equity interest in, the Company or any Subsidiary, any merger or business combination with the Company or any Subsidiary, any public or private offering of shares of the capital stock of the Company or any Subsidiary, or any other acquisition or financing involving the Company or any Subsidiary.

         3.7 TRANSFERS OF SHARES; VOTING. Unless and until this Agreement shall have been terminated, none of the Stockholders shall directly or indirectly exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any of the Company Shares which he holds of, nor shall any Stockholder directly or indirectly grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner any Company Shares.

         3.8 CONFIDENTIALITY. The Company, each Subsidiary and the Stockholders shall hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to the Buyer's business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the Buyer's industry or which has been disclosed to the Company, any Subsidiary or any Stockholder by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, the Company, each Subsidiary and each Stockholder will return to the Buyer all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to the Company, any Subsidiary or any Stockholder in connection with the transaction.

         3.9 TAX RETURNS. The Company, each Subsidiary and each Stockholder shall use its or his best efforts to cause the Company and each Subsidiary, in accordance with applicable law, (i) to promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns required to be filed by them with respect to taxable periods of the Company that include any period ending on or before the Closing Date and (ii) to pay all Taxes of the Company shown on such returns attributable to periods ending on or before the Closing Date.

         3.10 OPTIONS AND OTHER RIGHTS. The Company, each Subsidiary and each Stockholder shall use its or his best efforts to cause each person or entity which holds options, warrants or other rights or securities exercisable for or convertible into shares of any class of equity security of the Company or any Subsidiary to agree to the termination or cancellation of such rights or securities pursuant to a written agreement in form and substance satisfactory to the Buyer and its counsel.

         3.11 CONSUMMATION OF AGREEMENT. The Company, each Subsidiary and each Stockholder shall use its or his best efforts to perform and fulfill all conditions and obligations on his part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement be fully carried out.

         3.12 FEES AND EXPENSES. As of the Closing Date, each Stockholder other than the ESOT shall have paid, or shall have caused or arranged for the payment of, all fees and expenses incurred by or on behalf of any such party arising out of or in connection with the transactions contemplated by this Agreement; provided that the Company shall not have paid or reimbursed any party other than the ESOT or on behalf of the ESOT for any such amount. The Company shall pay the ESOT's expenses arising out of or in connection with the transactions contemplated by this Agreement.

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF BUYER.

         4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to the Company and the Stockholders contained in this Section 4.

         4.2 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         4.3 AUTHORITY OF BUYER. Buyer has full right, authority and power to enter into this Agreement, the Notes and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, the Notes and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement, the Notes and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms.

         4.4 LITIGATION. There is no litigation pending or, to the Buyer's Knowledge, threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement or the payment of the Notes.

         4.5 FINDER'S FEE. Except for the arrangements between the Buyer and Monroe & Company, LLC and between the Buyer and Richmont Capital Partners I, L.P. as previously disclosed to the Company, Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         4.6 NO CONFLICTS. The execution, delivery and performance by Buyer of this Agreement and each other agreement contemplated by this Agreement to which such entity is a party does not and will not with or without the giving of notice or the lapse of time or both,

(a) violate any provision of Buyer's Certificate of Incorporation, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which either of them is bound, (c) to the Knowledge of Buyer violate any judgment, decree, order, statute, law, rule or regulation applicable to Buyer
(d) except as set forth on SCHEDULE 4.6 attached hereto, require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (e) result in the creation or imposition of any Lien on any of property or assets of Buyer.

         4.7 REPORTS AND FINANCIAL STATEMENTS. From January 1, 1999 to the date hereof, except where failure to have done so did not and would not have a Material Adverse Effect on Buyer, Buyer has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "Buyer Reports"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the Buyer Reports complied in all material respects with all the rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the date of the most recent Buyer Report, there has been no event that Buyer is required to disclose on Form 8-K, other than as may be required with respect to the transactions contemplated hereby.

SECTION 5.    COVENANTS OF BUYER.

         5.1 MAKING OF COVENANTS AND AGREEMENTS. Buyer hereby makes to the Company and the Stockholders the covenants and agreements set forth in this
Section 5, and agrees to comply with and perform all covenants and agreements contained in this Section 5.

         5.2 CONSENTS. Buyer shall use commercially reasonable efforts to obtain all consents, authorizations and approvals of third parties including, without limitation, any requisite consent of any governmental authorities, regulatory agencies and other entities necessary in connection with the consummation of the transactions contemplated hereby or referred to herein.

         5.3 COMPETITOR PROPOSALS. Except in connection with the transactions contemplated hereby, unless and until this Agreement shall have been terminated in accordance with its terms, neither the Buyer nor any of the Buyer's directors, officers, employees, affiliates, agents or representatives (each, a "Buyer Representative") will, nor will Buyer nor any Buyer Representative permit any third party to, directly or indirectly, (a) take any action to solicit, initiate submission of or encourage or entertain, any proposal or offer from any person relating to any acquisition or purchase of any of the assets of, or any capital stock or other equity interest in, any company engaged in the food brokerage business principally in the same geographic area in which the Company engages in the food brokerage business
(a "Competitor"), any merger, business combination or similar transaction with a Competitor (a "Competitor Proposal") (b) participate in any discussions or negotiations regarding a Competitor Proposal with any person or entity other than the Company and its representatives, or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do any of the foregoing.

         5.4 COOPERATION. Buyer shall cooperate with all reasonable requests of the Company or any of its representatives and agents to more effectively consummate the transactions contemplated hereby and the transactions referred to herein.

         5.5 NOTICE OF DEFAULT. Promptly upon the occurrence of, or promptly upon Buyer becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Buyer prior to the date hereof, of any of the representations, warranties or covenants of Buyer contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, Buyer shall give detailed written notice thereof to the Company and shall use its or his reasonable best efforts to prevent or promptly remedy the same.

         5.6 CONFIDENTIALITY. Buyer shall hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Company with respect to the Company's business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the Company's industry or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated Buyer will return to the Company all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Buyer in connection with the transaction.

SECTION 6.    CONDITIONS.

         6.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

              (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company and the Stockholders contained in
Section 2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing; and the Company and each of the Stockholders shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing; each of the conditions specified in this Section 6.1 shall have been satisfied or waived (in whole or in part) in writing by the Buyer; and on the Closing Date a certificate to such effect executed on behalf of each the Company and the Stockholder Representative on behalf of each Stockholder shall be delivered to the Buyer.

              (b) AUTHORIZATION. The Board of Directors of the Company shall have duly adopted resolutions in form reasonably satisfactory to the Buyer and shall have taken all action necessary for the purpose of authorizing the Company to consummate the transactions contemplated by this Agreement in accordance with the terms thereof.

              (c) CERTIFICATE FROM OFFICERS. The Company shall have delivered to Buyer a certificate of the Company's President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 6.1 are true and correct.

              (d) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, operations, business or prospects of the Company or any Subsidiary since the date of the Base Balance Sheet, whether or not in the ordinary course of business, provided, however, that for purposes of this
Section 6.1(d) a net loss (i.e., new business less lost business, all calculated on an annualized basis) of less than $3.4 million in annualized commission revenues (excluding lost revenues attributable to McCormick) shall not be considered to be such a material adverse change. For purposes of this Section 6.1(d), lost business shall be measured as of December 31, 1999.

              (e) APPROVAL OF BUYER'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar LLP as counsel for Buyer, and such counsel shall have received on behalf of Buyer such other certificates and other documents in form satisfactory to such counsel, as Buyer may reasonably require from the Company and the Stockholders to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of the Stockholders and the Company and the fulfillment of their respective covenants.

              (f) INDEMNIFICATION ESCROW AGREEMENT. The ESOT and the Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement, substantially in the form attached hereto as EXHIBIT B.

              (g)  OPINIONS OF COUNSEL.

                   (i) On the Closing Date, Buyer shall have received from Schwartz & Freeman, counsel for the Company and the Stockholders other than the ESOT, an opinion as of said date, substantially in form attached hereto as EXHIBIT D.

                   (ii) On the Closing Date, Buyer shall have received from McDermott, Will & Emery, counsel for the ESOT, an opinion as of said date, substantially in the form attached hereto as EXHIBIT E.

              (h) NO LITIGATION. There shall have been no determination by the Company, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state, or other governmental authority of litigation, proceedings or other action against Buyer, the Company, any Subsidiary or any Stockholder. The transactions contemplated hereby shall not be in violation of any law or regulation and shall not be subject to any injunction, stay or restraining order.

              (i) CONSENTS. The Company or the Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company, its Subsidiaries or the Stockholders in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company and its Subsidiaries by Buyer subsequent to the Closing; and the Company, the Stockholders and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, the expiration or early termination of all applicable premerger waiting periods pursuant to the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976, as amended (the "HSR Act"), and those approvals by all other applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and each Subsidiary and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

              (j) COMPENSATION EXPENSE. The aggregate compensation expense of the Company (including, without limitation, expenses for salary, wages, benefits, bonuses and commissions) shall be in an amount not in excess of $25.0 million on an annualized basis.

              (k)  EMPLOYMENT AGREEMENTS. Each of the persons identified in
SCHEDULE 6.1(k) shall have executed and delivered to Buyer an Employment and Noncompetition Agreement in substantially the form of EXHIBIT F attached hereto.

              (l) BUSINESS RELATIONS. Buyer shall be reasonably satisfied based on personal interviews with the Principals and Customers that such Principals and Customers intend to continue their current level of business with the Company and its Subsidiaries after the closing.

              (m) EMPLOYEE PROGRAMS. The Company shall have taken all steps necessary under the relevant documents and applicable law to maintain the qualification of each Employee Program identified on SCHEDULE 2.27 notwithstanding the purchase of the Company Shares by Buyer.

              (n) RESIGNATIONS. The Company shall have delivered to Buyer the resignations of all of the Directors (including Advisory Directors) and Officers of the Company and each Subsidiary, such resignations to be effective at the Closing.

              (o) RELEASES. The Company shall have delivered to Buyer general releases signed by each of the Stockholders of all claims which any of them have against the Company and any Subsidiary in the form attached here to as EXHIBIT G.

              (p) DUE DILIGENCE AND DISCLOSURE SCHEDULES. Buyer, in its sole discretion, shall be satisfied with the results of its legal, accounting, business, environmental, title and other due diligence review of the Company and the Subsidiaries. Buyer, in its sole discretion, shall, be satisfied with the form and substance of the Disclosure Schedules to this Agreement which shall have been delivered to Buyer by the Company and the Stockholders on or prior to the date hereof.

              (q) GOOD STANDING. At or prior to the Closing, Buyer shall have received from the Company and each non-dissolved Subsidiary a certificate of good standing from the Secretary of State of the state of their respective incorporation and each other jurisdiction in which the Company or any non-dissolved Subsidiary is qualified to do business.

              (r) FINANCING AND RELATED APPROVAL. Buyer shall have received the approval and consent of the lenders under that certain Amended and Restated Credit Agreement, dated as of August 18, 1999 (the "Credit Agreement"), among Buyer, the lenders party thereto and First Union National Bank, as agents for the lenders, as amended from time to time thereafter, necessary for the Buyer to consummate the transactions contemplated by this Agreement in compliance with such Credit Agreement. In addition, Buyer shall have such amounts available for borrowing under such Credit Agreement as may be required to pay the portion of the Purchase Price payable at Closing.

         6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS. The obligation of the Company and the Stockholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

              (a) REPRESENTATIONS; WARRANTIES; COVENANTS. The representations and warranties of the Buyer contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date; each of the conditions specified in this Section 6.2 shall have been satisfied or waived (in whole or in part) in writing by the Company.

              (b) APPROVAL OF THE COMPANY'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this agreement shall have been approved by Schwartz & Freeman as counsel for the Company and the Stockholders, and McDermott, Will & Emery as counsel for the ESOT, and such counsel shall have received on behalf of the Company and the Stockholders such certificates and other documents, in form satisfactory to such counsel as the Company may reasonably require from Buyer to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of Buyer and the fulfillment of its covenants.

              (c) FAIRNESS OPINION. The ESOT shall have received from Duff and Phelps LLC an opinion, dated as of the Closing Date, to the effect that, in the opinion of such firm, the consideration to be received by the ESOT in the transaction for its Company Shares is not less than the Closing Date fair market value of such Company Shares and that the transaction is fair, from a financial point of view, to the ESOT.

              (d) NO LITIGATION. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state, or other governmental authority of litigation, proceedings or other action against Buyer, the Company, any Subsidiary or any Stockholder. The transactions contemplated hereby shall not be in violation of any law or regulation and shall not be subject to any injunction, stay or restraining order.

SECTION 7.    TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

         7.1 TERMINATION. At any time prior to the Closing, this Agreement may be terminated as follows:

              (a) by mutual written consent of all of the parties to this Agreement;

              (b) by Buyer, pursuant to written notice by Buyer to the Company, if any of the conditions set forth in Section 6.1 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Buyer, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied;

              (c) by Company, pursuant to written notice by the Company to Buyer, if any of the conditions set forth in Section 6.2 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of the Company, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied;

              (d) by Buyer in its sole discretion, if either the Company or any representative of the Company solicits, encourages, entertains or discusses any Acquisition Proposal from any person or any entity other than Buyer; or

              (e) by Buyer or the Company, if the Closing has not occurred on or prior to April 14, 2000 and all of the conditions set forth in Section 6.1 other than Sections 6.1(e), 6.1(f), 6.1(i), 6.1(l), 6.1(p) and 6.1(r) have been satisfied at or prior to the Closing.

              (f) by the Company in its sole discretion, if either Buyer or any representative of Buyer solicits, encourages, entertains or discusses any Competitor Proposal from any person or entity other than the Company.

         7.2  EFFECT OF TERMINATION.

              (a) All obligations of the parties hereunder shall cease upon any termination pursuant to Section 7.1, provided, however, that (i) the provisions of Section 3.8, Section 5.6 this Section 7, Section 11.1 and Section
11.9 hereof shall survive any termination of this Agreement.

              (b) If this Agreement is terminated pursuant to Section 7.1(e) hereof, Buyer shall concurrently pay to the Company an amount in cash equal to $500,000 (the "Termination Fee"). Any payment required by this Section 7.2(b) shall be payable from the Escrow Deposit and paid to the Company by wire transfer of immediately available funds to an account designated by the Company in accordance with the terms of the Purchase Agreement Escrow.

         7.3 RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 6.1 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 6.2 hereof have not been satisfied, the Company shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

SECTION 8.    RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         8.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, covenants and obligations herein or in any Schedule, Exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

SECTION 9.    INDEMNIFICATION.

         9.1 INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders jointly and severally, subject to the last sentence of Section 9.6, agree subsequent to the Closing to indemnify and hold the Company, the Subsidiaries, Buyer and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees of any of the foregoing (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

              (a) fraud, intentional misrepresentation or a deliberate or wilful breach by the Company or any Stockholder of any of their representations, warranties, agreements or covenants under this Agreement or in any agreement, document, instrument, certificate, schedule or exhibit delivered pursuant hereto;

              (b) any other breach of any representation or warranty of the Company or any Stockholder under this Agreement or in any agreement, document, instrument, certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing constituting a breach of such representations or warranties;

              (c) any other breach of any agreement or covenant of the Company or any Stockholder under this Agreement or in any agreement, document, instrument, certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asset or instituted arising out of any matter or thing constituting a breach of any such agreement or covenant;

              (d) any liability of the Company or any Subsidiary for Taxes arising from an event or transaction prior to the Closing or as a result of the Closing which have not been paid or provided for or adequately reserved against by the Company or a Subsidiary, including the Spin-Off Sale and the Deliverance Liquidation, and including without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the Company or a Subsidiary;

              (e) any liability relating to the operation, activities or conduct of the business of the Company or any of its Subsidiaries on or prior to the Closing Date, including the Spin-Off Sale and the Deliverance Liquidation, other than (i) liabilities or obligations of the Company or any Subsidiary reflected on the Base Balance Sheet or incurred thereafter in the ordinary course of business (except for any such liability required to be disclosed on a Schedule to this Agreement that is not so disclosed), (ii) liabilities under the Contracts or any contract, agreement or arrangement not required to be disclosed on any Schedule to this

Agreement and (iii) other liabilities disclosed in this Agreement or any Schedule furnished pursuant hereto; and

              (f) any liability of the Company or any Subsidiary in respect of any claim made by any third party and relating to, arising out of or in connection with any event occurring on or prior to the Closing Date, including the Spin-Off Sale and the Deliverance Liquidation.

              (g) Each Stockholder hereby acknowledges and agrees that no Stockholder shall have any right of indemnity or contribution from the Company with respect to any breach of any representation, warranty, covenant or agreement hereunder.

         9.2  LIMITATIONS ON INDEMNIFICATION BY THE STOCKHOLDERS.

              (a) THRESHOLD. Subject to the exceptions set forth in Section 9.2(b) below, no indemnification shall be payable by the Stockholders with respect to claims except to the extent that the cumulative amount of all such claims first exceed $310,000 in the aggregate (the "Threshold Amount"), whereupon the Buyer Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar in accordance with the terms hereof.

              (b) MAXIMUM INDEMNIFICATION. Subject to the exceptions set forth in Section 9.2(c) and 9.2(e) below, the Stockholders shall not be obligated to indemnify any Buyer Indemnified Party for any amount of otherwise indemnifiable losses in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Maximum Indemnification").

              (c) NO LIMITATION ON CERTAIN CLAIMS. Subject to the exceptions set forth in Section 9.2(e) below, notwithstanding anything herein to the contrary, Buyer Indemnified Parties (i) shall be entitled to dollar-for-dollar indemnification from the first dollar, (ii) shall not be subject to the Threshold Amount, and (iii) shall not be subject to the Maximum Indemnification in seeking indemnification from the Stockholders with respect to any of the following:

              (i) Losses involving a breach by the Company or any Stockholder of any of the representations and warranties contained in Section 2.3, 2.5, 2.9, 2.27, 2.28 or 2.32; or

              (ii) Losses described in Sections 9.1(a) or 9.1(d).

              (d) TIME LIMITATION. No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Subsection 9.1(b) (other than any claims for indemnification for Taxes or based upon or related to a breach of any representation, warranty or covenant with respect to title to the Company Shares, authorization, Taxes or tax related matters ERISA or environmental matters after the date which is eighteen months after the Closing Date (the "Indemnification Cut-Off Date");

provided that (i) any claim as to which notice is given by a Buyer Indemnified Party to the Stockholders prior to the Indemnification Cut-Off Date shall survive the Indemnification CutOff Date until final resolution of such claim; (ii) claims based upon or related to a breach of any representation or warranty contained in Sections 2.5, 2.8(b) or (c), 2.9,
2.27 or 2.28 or in Sections 9.1(c)-9.1(f), inclusive may be asserted until the 60th day following expiration of the statute of limitations (if any) applicable to such claim; and (iii) claims based upon a breach of any representation or warranty contained in Section 2.3 or pursuant to Section 9.1(a) shall continue without limitation as to time.

              (e) Notwithstanding anything herein to the contrary, the ESOT shall not be required to indemnify Buyer Indemnified Parties with respect to claims asserted pursuant to Section 9.1 to the extent that such claims:

                   (i)   are asserted after the Indemnification Cut-Off Date or

                   (ii)  in the aggregate exceed the Escrow Amount;

provided, however, with respect to any indemnification obligation of the ESOT under this Agreement, Buyer shall be entitled to proceed against the Escrow Amount, only as provided in and subject to the terms and conditions set forth in the Indemnification Escrow Agreement, and only to the extent of the ESOT's pro rata share of any indemnification claim by Buyer which pro rata share shall be equal to the percentage of the outstanding Company shares owned by the ESOT as of the Closing Date multiplied by the total amount of such indemnification claim with respect to all Stockholders in the aggregate.

         9.3 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold the Stockholders (individually a "Stockholder Indemnified Party" and collectively the "Stockholder Indemnified Parties") harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any certificate delivered by Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

         9.4 LIMITATION ON INDEMNIFICATION BY BUYER. Notwithstanding the foregoing, no indemnification shall be payable to the Stockholders with respect to claims asserted pursuant to Section 9.3 above after the Indemnification Cut-Off Date.

         9.5 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

         9.6 SATISFACTION OF STOCKHOLDER INDEMNIFICATION OBLIGATIONS. In order to satisfy the indemnification obligations of the Stockholders pursuant to
Section 9.1 above and without limiting any right of any Buyer Indemnified Party with respect to any claim for indemnification thereunder, subject to the limitations set forth in Section 9.2, a Buyer Indemnified Party shall have the right (in addition to collecting directly from the Stockholders) to (i) proceed directly against the Escrow Amount as further set forth in the Indemnification Escrow Agreement, or (ii) set off its indemnification claims against any and all amounts of interest and principal under the Notes (whether or not then due and payable) (the "Setoff Right") in accordance with the terms of the Notes or (iii) exercise both of such remedies. Any such setoff shall be pro-rated among the Notes, based on the remaining principal of the Notes or replacement Notes at the time of the setoff. Notwithstanding anything in this Agreement to the contrary, with respect to any indemnification obligation of the ESOT under this Agreement, Buyer shall be entitled to proceed against the Escrow Amount, only as provided in and subject to the terms and conditions set forth in the Indemnification Escrow Agreement, and only to the extent of the ESOT's pro rata share of any indemnification claim by Buyer, which pro rata share shall be equal to the percentage of the outstanding Company Shares owned by the ESOT as of the Closing Date multiplied by the total amount of such indemnification claim with respect to all Stockholders in the aggregate.

SECTION 10.   DEFINITIONS.

         For the purposes of this Agreement, the capitalized terms set forth below shall have the meanings indicated.

         "Accumulated Funding Deficiency" shall have the meaning set forth in
         Section 2.27 hereof.

         "Acquisition" shall have the meaning set forth in Section 2.4 hereof.

         "Acquisition Proposal" shall have the meaning set forth in Section
3.6 hereof.

         "Acquisition Rights" shall have the meaning set forth in Section 2.4 hereof.

         "Affiliate" shall have the meaning set forth in Section 2.27 hereof.

         "Affiliated Group" shall have the meaning set forth in Section 2.9 hereof.

         "Agreement" shall have the meaning set forth in the Recitals hereto.

         "Approvals" shall have the meaning set forth in Section 2.24 hereof.

         "Audited Financial Statements" shall have the meaning set forth in
Section 2.8 hereof.

         "Base Balance Sheet" shall have the meaning set forth in Section 2.8 hereof.

         "Blue Sky" shall have the meaning set forth in Section 2.27 hereof.

         "Buyer" shall have the meaning set forth in the Recitals hereto.

         "Buyer Indemnified Party" and "Buyer Indemnified Parties" shall have the meaning set forth in Section 9.1 hereof.

         "Buyer Reports" shall have the meaning set forth in Section 4.7 hereof.

         "Buyer Representative" shall have the meaning set forth in Section
5.3 hereof.

         "Closing" shall have the meaning set forth in Section 1.3 hereof.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" shall have the meaning set forth in Section 2.9 hereof.

         "Common Stock" shall have the meaning set forth in the Recitals hereto.

         "Company" shall have the meaning set forth in the Recitals hereto.

         "Company Shares" shall have the meaning set forth in the Recitals hereto.

         "Competitor" shall have the meaning set forth in Section 5.3 hereof.

         "Competitor Proposal" shall have the meaning set forth in Section 5.3 hereof.

         "Contract" and "Contracts" shall have the meaning set forth in Section
         2.18 hereof.

         "Controlled Group" shall have the meaning set forth in Section 2.27 hereof.

         "CPR Rules" shall have the meaning set forth in Section 11.9 hereof.

         "Credit Agreement" shall have the meaning set forth in Section 6.1 hereof.

         "Customers" shall have the meaning set forth in Section 2.12 hereof.

         "Deferred Payment Obligation" shall have the meaning set forth in
         Section 1.6 hereof.

         "Deliverance" shall have the meaning set forth in Section 1.6 hereof.

         "Deliverance Liquidation" shall have the meaning set forth in Section
         1.6 hereof.

         "Employee Program" shall have the meaning set forth in Section 2.27 hereof.

         "Encumbrances" shall have the meaning set forth in Section 2.7 hereof.

         "Environmental Law" shall have the meaning set forth in Section 2.28 hereof.

         "ERISA" shall have the meaning set forth in Section 2.27 hereof.

         "Escrow Agent" shall have the meaning set forth in EXHIBIT B to this Agreement.

         "Escrow Amount" shall have the meaning set forth in Section 1.2 hereof.

         "Escrow Deposit" shall have the meaning set forth in Section 7.1 hereof.

         "ESOT" shall have the meaning set forth in Section 1.2 hereof.

         "Financial Statements" shall have the meaning set forth in Section 2.8 hereof.

         "GAAP" shall have the meaning set forth in Section 2.8 hereof.

         "Hazardous Material" shall have the meaning set forth in Section 2.28 hereof.

         "Hazardous Waste" shall have the meaning set forth in Section 2.28 hereof.

         "HSR Act" shall have the meaning set forth in Section 6.1 hereof.

         "Indemnification Cut-Off Date" shall have the meaning set forth in
         Section 9.2 hereof.

         "Indemnification Escrow Agreement" shall have the meaning set forth in
         Section 1.2 hereof.

         "Intellectual Property" shall have the meaning set forth in Section
         2.16 hereof.

         "Interim Balance Sheet" shall have the meaning set forth in Section
         2.8 hereof.

         "Interim Financial Statements" shall have the meaning set forth in
         Section 2.8 hereof.

         "IRS" shall have the meaning set forth in Section 2.9 hereof.

         "Key Manufacturers" shall have the meaning set forth in Section 2.17 hereof.

         "Key Principals" shall have the meaning set forth in Section 2.17 hereof.

         "Knowledge" shall have the meaning set forth in Section 2.7 hereof.

         "Liabilities" shall have the meaning set forth in Section 1.2 hereof.

         "Liens" shall have the meaning set forth in Section 2.3 hereof.

         "Loss Customer Revenues" shall have the meaning set forth in Section
         1.6 hereof.

         "Maintains" shall have the meaning set forth in Section 2.27 hereof.

         "Material Adverse Effect" shall have the meaning set forth in Section
         2.2 hereof.

         "Maximum Indemnification" shall have the meaning set forth in Section
         9.2 hereof.

         "Multiemployer Plan" shall have the meaning set forth in Section 2.27 hereof.

         "Non-ESOT Stockholders' Representative" shall have the meaning set forth in Section 1.8 hereof.

         "Notes" shall have the meaning set forth in Section 1.2 hereof.

         "Obligor" shall have the meaning set forth in Section 1.6 hereof.

         "Permitted Encumbrances" shall have the meaning set forth in Section
         2.7 hereof.

         "PMG" shall have the meaning set forth in Section 1.6 hereof.

         "Prism" shall have the meaning set forth in Section 1.6 hereof.

         "Prism Customers" shall have the meaning set forth in Section 1.6 hereof.

         "Prism Tax Reserve" shall have the meaning set forth in Section 1.7(h) hereof.

         "Principal" shall have the meaning set forth in Section 2.12.

         "Products" shall have the meaning set forth in Section 2.16 hereof.

         "Prohibited Transaction" shall have the meaning set forth in Section
         2.27 hereof.

         "Purchase Price" shall have the meaning set forth in Section 1.2 hereof.

         "Real Property" shall have the meaning set forth in Section 2.7 hereof.

         "Redemption" shall have the meaning set forth in Section 1.6 hereof.

         "Reportable Event" shall have the meaning set forth in Section 2.27 hereof.

         "SEC" shall have the meaning set forth in Section 4.7 hereof.

         "Setoff Right" shall have the meaning set forth in Section 9.6 hereof.

         "Severance Pay" shall have the meaning set forth in Section 2.30 hereof.

         "Spin-Off Sale" shall have the meaning set forth in Section 1.6 hereof.

         "Stockholder" and "Stockholders" shall have the meaning set forth in the Recitals hereto.

         "Stockholder Indemnified Party and "Stockholder Indemnified Parties" shall have the meaning set forth in Section 9.3 hereof.

         "Subsidiary" and "Subsidiaries" shall have the meaning set forth in
         Section 2.4 hereof.

         "Taxes" shall have the meaning set forth in Section 2.9 hereof.

         "Termination Fee" shall have the meaning set forth in Section 7.2 hereof.

         "Threshold Amount" shall have the meaning set forth in Section 9.2 hereof.

         "Transaction Documents" shall have the meaning set forth in Section
         2.6 hereof.

         "Unfunded Benefit Liabilities" shall have the meaning set forth in
         Section 2.27 hereof.

         "Working Capital" shall have the meaning set forth in Section 1.2 hereof.

         "Year 2000 Compliant" shall have the meaning set forth in Section 2.17 hereof.



SECTION 11.  MISCELLANEOUS.

         11.1 FEES AND EXPENSES. Buyer and the Company shall each pay its own expenses in connection with the transactions contemplated by this Agreement. Each Stockholder other than the ESOT will pay all of its expenses in connection with the transactions contemplated by this Agreement, whether or not the Closing occurs. The Company shall pay the ESOT's expenses in accordance with Section 3.12 of this Agreement.

         11.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

         11.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if sent by a nationally recognized overnight courier for next day delivery, on the next business day following delivery to such overnight courier, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:                        Marketing Specialists Sales Company
                                 17855 North Dallas Parkway, Suite 200
                                 Dallas, Texas 75287
                                 Attn:  Chief Executive Officer

With a copy to:                  Marketing Specialists Sales Company
                                 17855 North Dallas Parkway, Suite 200
                                 Dallas, Texas 75287
                                 Attn: Nancy K. Jagielski, Esq.

TO COMPANY:                      The Sales Force Companies, Inc.
                                 180 Hansen Court
                                 Wood Dale, IL 60191-8004
                                 Attn: Chief Executive Officer

With a copy to:                  Schwartz & Freeman
                                 401 North Michigan Avenue, Suite 1900
                                 Chicago, IL 60611-4206
                                 Attn: Stuart Duhl, Esq.

TO ANY STOCKHOLDER
OTHER THAN THE ESOT:             William F. Lee
                                 The Sales Force Companies, Inc.
                                 180 Hansen Court
                                 Wood Dale, IL 60191-8004

TO ESOT:                         Norman Rosson
                                 First Bankers Trust Company, N.A.
                                 1201 Broadway
                                 Quincy, Illinois 62301

With a copy to:                  McDermott, Will & Emery
                                 227 West Monroe Street
                                 Chicago, Illinois 60606
                                 Attn: William W. Merten, Esq.

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

         11.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

         11.5 ASSIGNABILITY; BINDING EFFECT. This Agreement shall only be assignable by Buyer to a corporation, partnership or other entity controlling, controlled by or under common control with Buyer upon written notice to the Company and the Stockholders. This Agreement may not be assigned by the Stockholders or the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         11.6 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         11.7 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, the Company and Stockholders holding a majority of the Company Shares, or in the case of a waiver, the party waiving compliance. The waiver by the Stockholders of any condition or covenant contained herein shall require the consent of Stockholders holding a majority of the Company Shares.

         11.8 PUBLICITY AND DISCLOSURES. Except as otherwise required by law, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and the Company. Notwithstanding the foregoing sentence, the Company and each Stockholder acknowledges that the Buyer issued a press release, a copy of which was delivered to the Company, disclosing the existence but not the terms of the proposed transaction.

         11.9     DISPUTE RESOLUTION; CONSENT TO JURISDICTION.

                  (a) Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss.1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Such arbitration shall take place in: (A) Boston, Massachusetts, if one or more Stockholders shall have made a claim against Buyer under or with respect to this Agreement or (B) Chicago, Illinois, if Buyer shall have made a claim against one or more Stockholders under or with respect to this Agreement. Regardless of the location of such arbitration, the prevailing party shall be entitled to enforce any award or decision of such proceeding in either Chicago, Illinois or Boston, Massachusetts, in its sole discretion.

                  (b) Any such arbitration shall be conducted in accordance with the following:

                           (i) The arbitrator shall be authorized, but not required, award to the prevailing party the costs of arbitration, including the reasonable fees and expenses of attorneys and accountants.

                           (ii) The arbitrator shall not be authorized or empowered to award damages in excess of compensatory damages.

                           (iii) The arbitrator shall enforce the following agreed upon procedures: (A) mandatory exchange of all relevant documents to be accomplished within 30 days of the initiation of the arbitration procedure; (B) hearings before the arbitrator shall be limited to a summary presentation by each party not to exceed three hours for each party; (C) all hearings shall have concluded not more than 60 days after the initiation of the arbitration procedure; and
         (D) the arbitrator's decision shall be rendered not more than 10 days after the conclusion of such hearings.

                  (c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.9 shall not apply with regard to (i) any equitable remedies to which any party may be entitled hereunder or (ii) any dispute arising out of any failure by Buyer to pay when due any amount payable under the Notes or the Replacement Notes except to the extent that Buyer notifies the Stockholders that Buyer is exercising the Setoff Right.

                  (d) Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts or Chicago, Illinois for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; PROVIDED, HOWEVER, that any party hereto may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

         11.10 CONSENT TO JURISDICTION. Each of the parties hereby consents to the personal jurisdiction, service of process and venue in any federal or state court sitting in Boston, Massachusetts or Chicago, Illinois for any claim, suit or proceeding arising under this

Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

         11.11 SPECIFIC PERFORMANCE. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company or the Stockholders and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Company or the Stockholders, and Buyer does not elect to terminate under Section 7, Buyer shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Buyer.

         11.12 NO THIRD-PARTY BENEFICIARIES. This Agreement is intended solely for the benefit of the parties hereto. Neither this Agreement nor any of the transactions contemplated hereby shall be deemed to create or enlarge any rights in any party not a party hereto.

         11.13 SEVERABILITY. The parties agree that, in the event that any provision of this Agreement or the application of any such provision to any party is held by a court of competent jurisdiction to be contrary to law, the provision in question shall be construed so as to be lawful and the remaining provisions of this Agreement shall remain in full force and effect.

         11.14 NO STOCK RESTRICTIONS. The Company and each Stockholder hereby waives the application of any Stock Purchase Agreement or Voting Agreement or similar agreement between the Company and such Stockholder to the transactions contemplated hereby.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

                                 MARKETING SPECIALISTS
                                 SALES COMPANY



                                 By:
                                       ----------------------------------------

                                 Name:
                                 Title:

                                 THE SALES FORCE COMPANIES,
                                 INC.

                                 By:
                                       ----------------------------------------

                                 Name:
                                 Title:



                                 TRUSTEE OF THE SALES FORCE
                                 COMPANIES, INC. EMPLOYEE STOCK
                                 OWNERSHIP TRUST

                                 By: First Bankers Trust Company, N.A.,
                                     not in its corporate capacity but solely as
                                     Trustee

                                 By:
                                       ----------------------------------------

                                 Name:
                                 Title:


                                 STOCKHOLDERS:

                                 ----------------------------------------------
                                 John Adrian

                                 ----------------------------------------------
                                 Jim Bailey

                                 ----------------------------------------------
                                 Joseph Berg

                                 ----------------------------------------------
                                 Jack Carr

                                 ---------------------------------------------
                                 Ronald D Cordie

                                 ---------------------------------------------
                                 Doug Daley

                                 ---------------------------------------------
                                 Helmut Friz

                                 ---------------------------------------------
                                 Thomas J. Gallagher

                                 ---------------------------------------------
                                 Craig Goldford

                                 ---------------------------------------------
                                 Bob Gostomski

                                 ---------------------------------------------
                                 Charles Gross

                                 ---------------------------------------------
                                 Gary Halls

                                 ---------------------------------------------
                                 Jim Hoffman

                                 ---------------------------------------------
                                 Susan Johnson

                                 ---------------------------------------------
                                 Kenton M. Klein, Jr.

                                 ---------------------------------------------
                                 William F. Lee

                                 ---------------------------------------------
                                 James McArthur

                                 ---------------------------------------------
                                 Doyle McCormick

                                 ---------------------------------------------
                                 Paul H. Mills

                                 ---------------------------------------------
                                 Brad Morris

                                 ---------------------------------------------
                                 Larry Murphy

                                 ---------------------------------------------
                                 James B. Murray

                                 ---------------------------------------------
                                 Laura Newman

                                 ---------------------------------------------
                                 Kevin O'Shea

                                 ---------------------------------------------
                                 Thomas Plechaty

                                 ---------------------------------------------
                                 Jack Qualls

                                 ---------------------------------------------
                                 Lee Rasmussen

                                 ---------------------------------------------
                                 Brian Renfro

                                 ---------------------------------------------
                                 Donn C. Robbins

                                 ---------------------------------------------
                                 Mark L. Scissors

                                 ---------------------------------------------
                                 Kevin Thompson

                                 ---------------------------------------------
                                 Philip G. Tujo

                                 ---------------------------------------------
                                 Kenneth R. Weitz

                                 ---------------------------------------------

                                 Rick Wineberg

                                 ---------------------------------------------
                                 Michael Wollis

                                 ---------------------------------------------
                                 Scot Woolley

                                 ---------------------------------------------
                                 Reginald L. Zieska

-------------------------------------------------------------------------------------
                                   EXHIBIT A
-------------------------------------------------------------------------------------
                     THE SALES FORCE COMPANIES, INC.
-------------------------------------------------------------------------------------

                            CERTIFICATES        NUMBER       TOTAL      PERCENTAGE
NAME OF STOCKHOLDER             HELD          OF SHARES     SHARES       OWNERSHIP
--------------------        ------------      ---------     ------      -----------
-------------------------------------------------------------------------------------
John Adrian                      330              300         300           0.32%
-------------------------------------------------------------------------------------
Jim Bailey                       333              150         150           0.16%
-------------------------------------------------------------------------------------
Joseph Berg                      264              500
-------------------------------------------------------------------------------------
                                 276              500
-------------------------------------------------------------------------------------
                                 309            1,000       2,000           2.13%
-------------------------------------------------------------------------------------
Jack Carr                        314              600         600           0.64%
-------------------------------------------------------------------------------------
Ronald D. Cordie                 259            1,000
-------------------------------------------------------------------------------------
                                 322              600       1,600           1.71%
-------------------------------------------------------------------------------------
Doug Daley                       316              600         600           0.64%
-------------------------------------------------------------------------------------
Helmut Friz                      279              150
-------------------------------------------------------------------------------------
                                 289              150
-------------------------------------------------------------------------------------
                                 320              600         900           0.96%
-------------------------------------------------------------------------------------
Thomas J. Gallagher              232               50
-------------------------------------------------------------------------------------
                                 256            2,000
-------------------------------------------------------------------------------------
                                 271            2,000
-------------------------------------------------------------------------------------
                                 305              600       4,650           4.96%
-------------------------------------------------------------------------------------
Craig Goldford                   311            1,000
-------------------------------------------------------------------------------------
                                 336              892       1,892           2,02%
-------------------------------------------------------------------------------------
Bob Gostomski                    328              300         300           0.32%
-------------------------------------------------------------------------------------
Charles Gross                    111               50          50           0.05%
-------------------------------------------------------------------------------------
Gary Halls                       313              600
-------------------------------------------------------------------------------------
                                 337              643       1,243           1.33%
-------------------------------------------------------------------------------------
Jim Hoffman                      317              600
-------------------------------------------------------------------------------------
                                 339               47         647           0.69%
-------------------------------------------------------------------------------------
Susan Johnson                    327              300         300           0.32%
-------------------------------------------------------------------------------------
Kenton M. Klein, Jr.             290              500
-------------------------------------------------------------------------------------
                                 303              300         800           0.85%
-------------------------------------------------------------------------------------
William F. Lee                   304            5,200       5,200           5.55%
-------------------------------------------------------------------------------------
James McArthur                   307              600         600           0.64%
-------------------------------------------------------------------------------------
Doyle McCormick                  329              300         300           0.32%
-------------------------------------------------------------------------------------
Paul H. Mills                    258            1,000
-------------------------------------------------------------------------------------
                                 272            1,000
-------------------------------------------------------------------------------------
                                 281              300
-------------------------------------------------------------------------------------
                                 291              300
-------------------------------------------------------------------------------------
                                 312            1,000       3,600           3.84%
-------------------------------------------------------------------------------------
Brad Morris                      319              600         600           0.64%
-------------------------------------------------------------------------------------
Larry Murphy                     334              150         150           0.16%
-------------------------------------------------------------------------------------
James B. Murray                  177              100
-------------------------------------------------------------------------------------
                                 192              100
-------------------------------------------------------------------------------------
                                 262              500
-------------------------------------------------------------------------------------
                                 277              500       1,200           1.28%
-------------------------------------------------------------------------------------
Laura Newman                     318              600         600           0.64%
-------------------------------------------------------------------------------------
Kevin O'Shea                     326              300         300           0.32%
-------------------------------------------------------------------------------------
Thomas Plechaty                  284              350
-------------------------------------------------------------------------------------
                                 294              350         700           0.75%
-------------------------------------------------------------------------------------
Jack Qualls                      324              600
-------------------------------------------------------------------------------------
                                 338               47         647           0.69%
-------------------------------------------------------------------------------------
Lee Rasmussen                    310            1,000       1,000           1.07%
-------------------------------------------------------------------------------------
Brian Renfro                     331              300         300           0.32%
-------------------------------------------------------------------------------------
Donn C. Robbins                  247            1,000
-------------------------------------------------------------------------------------
                                 254            3,000
-------------------------------------------------------------------------------------
                                 269            3,000
-------------------------------------------------------------------------------------
                                 306              600       7,600           8.11%
-------------------------------------------------------------------------------------
Mark L. Scissors                 340              143         143           0.15%
-------------------------------------------------------------------------------------
Kevin Thompson                   332              300         300           0.32%
-------------------------------------------------------------------------------------
Philip G. Tujo                   233              100
-------------------------------------------------------------------------------------
                                 286              500
-------------------------------------------------------------------------------------
                                 296              500       1,100           1.17%
-------------------------------------------------------------------------------------
Kenneth R. Weitz                 260            1,000
-------------------------------------------------------------------------------------
                                 274            1,000
-------------------------------------------------------------------------------------

                                       61